                                                                    Exhibit 4.11

                              BRIDGE LOAN AGREEMENT


                             DATED 20 February, 2002




                               (pound)150,000,000


                              BRIDGE LOAN AGREEMENT


                                       FOR


                                   ENODIS PLC


                                   ARRANGED BY


                           CREDIT SUISSE FIRST BOSTON
                                       and
                         THE ROYAL BANK OF SCOTLAND plc


                                      WITH


                           CREDIT SUISSE FIRST BOSTON
                                as Facility Agent




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                                      INDEX
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Clause                                                             Page

1.       Interpretation................................................     1
2.       Facility......................................................    18
3.       Purpose.......................................................    20
4.       Conditions Precedent..........................................    20
5.       Drawdown of the Facility and Loan Notes.......................    21
6.       Repayment.....................................................    21
7.       Prepayment and Cancellation ..................................    22
8.       Exchange Notes ...............................................    27
9.       Interest .....................................................    29
10.      [Reserved.] ..................................................    31
11.      Market Disruption ............................................    31
12.      Taxes ........................................................    32
13.      Increased Costs ..............................................    36
14.      Mitigation ...................................................    38
15.      Payments .....................................................    39
16.      Representations ..............................................    41
17.      Information Covenants ........................................    50
18.      Financial Covenants ..........................................    55
19.      General Covenants ............................................    63
20.      Default ......................................................    86
21.      Administrative Parties .......................................    92
22.      Evidence and Calculations ....................................    98
23.      Fees .........................................................    98
24.      Indemnities and Break Costs ..................................    99
25.      Expenses .....................................................   101
26.      Amendments and Waivers .......................................   101
27.      Changes to the Parties .......................................   103
28.      Disclosure of Information ....................................   106
29.      Set-Off ......................................................   107
30.      Pro Rata Sharing .............................................   107
31.      Severability .................................................   108
32.      Counterparts .................................................   109
33.      Notices ......................................................   109
34.      Language .....................................................   110
35.      Governing Law ................................................   111
36.      Enforcement ..................................................   111



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                                       2

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Schedules

1.       Original Parties .......................................    116
2.       Conditions precedent documents .........................    117
3.       Description of the Exchange Notes ......................    118
4.       Exchange Note Indenture ................................    119
5.       Form of Request ........................................    120
6.       Calculation of the Mandatory Cost ......................    121
7.       Form of Transfer Certificate ...........................    123
8        Form of Compliance Certificate .........................    125
9.       Form of Exchange Request ...............................    127
10.      Form of Officers' Certificate of the Company ...........    128
11.      Form of Opinion of Clifford Chance .....................    137





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                                       1

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     THIS AGREEMENT is dated 20 February, 2002

BETWEEN:

(1)  ENODIS PLC (registered number 00109849) (the "Company");

(2) CREDIT SUISSE FIRST BOSTON and THE ROYAL BANK OF SCOTLAND plc, as arrangers (in this capacity the "Arrangers");

(3) THE FINANCIAL INSTITUTIONS listed in Schedule 1 hereto as original lenders (the "Original Lenders"); and

(4) CREDIT SUISSE FIRST BOSTON, as Facility Agent (in this capacity the "Facility Agent").

IT IS AGREED as follows:


1.   INTERPRETATION

1.1  Definitions

     "Accounting Date" means 31st March, 30th June, 30th September and 31st December, save as adjusted to ensure that all Accounting Dates fall on the same day of the week or otherwise with the consent of the Majority Lenders.

     "Accounting Principles" means:

     (a) for the Company and any member of the Group incorporated in England and Wales accounting principles and practices generally accepted as at the date hereof in the United Kingdom and approved as at the date hereof by the Institute of Chartered Accountants of England and Wales as at the date hereof and which are consistent with those used in the preparation of the Business Plan and the Original Financial Statements.

     (b) for any other member of the Group, accounting principles and practices generally accepted as at the date hereof in its jurisdiction of incorporation and approved as at the date hereof by the relevant local accounting standards board or other applicable authority consistently applied.

     "Additional Debt" in relation to any obligation or liability means:

     (a) any refinancing, novation, deferral or extension of any of those liabilities;



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                                       2

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     (b)  any further loan made under any agreement supplemental to or in replacement of any relevant Senior Finance Document plus all related interest, fees and costs;

     (c) any claim for damages or restitution in the event of rescission of any such liabilities or otherwise in connection with any relevant Senior Finance Document or replacement thereof;

     (d) any amounts (such as post-insolvency interest) which would otherwise be included in any such liability but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

     "Adjusted LIBOR" means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest four decimal places) equal to the sum of (a) the LIBOR in effect for such Interest Period and (b) the Mandatory Cost.

     "Administrative Party" means an Arranger or the Facility Agent.

     "Affiliate" means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

     "Applicable Spread" means, with respect to any Loan, 675 basis points during the three-month period commencing on the Effective Date, which amount shall increase by an additional 50 basis points on the three-month anniversary of the Effective Date and at the end of each successive three-month period commencing on the three-month anniversary of the Effective Date until but excluding the Initial Bridge Maturity Date.

     "Approved Bank" means The Royal Bank of Scotland plc, National Westminster Bank Plc and any other bank approved in writing by the Facility Agent and, in each case, which has been given and has acknowledged all notices (if any) given to it pursuant to the Security Documents.

     "Auditors" means Deloitte & Touche or any other firm of auditors (being one of PricewaterhouseCoopers, KPMG or Ernst & Young) appointed in replacement thereof.

     "Bond Documents" means the High Yield Refinancing Securities and the Bond Exchange Notes and any indenture, trust deed, notes, terms and conditions, subscription agreement, agency agreement or other agreement, in each case entered into with, inter alia, Credit Suisse First Boston and The Royal Bank of Scotland plc, in their capacity as lead arrangers thereunder, pursuant to which the High Yield Refinancing Securities or the Bond Exchange Notes are to be constituted and issued by the Company.

     "Bond Exchange Notes" means any notes registered with the U.S. Securities and Exchange Commission issued in exchange for the High Yield Refinancing Securities.

     "Break Costs" means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid.

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     "Bridge Finance Document" means this Agreement (and the Schedules hereto, and the exhibits to such schedules), the Fee Letter, the Exchange Note Indenture, a Transfer Certificate, the Subordination Agreement, the Subordinated Intercompany Loan Agreement or any other document designated as such by the Facility Agent and the Company.

     "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

     "Business Plan" means the agreed model prepared by the Company referred to at paragraph 12 of Part I of Schedule 2 to the Senior Credit Facilities under the heading "Other documents and evidence".

     "Cash" means cash in hand or cash at bank.

     "Cash Equivalents" means, at any time:

     (a) certificates of deposit, maturing within six months after the relevant date of calculation, issued by a bank;

     (b) any investment in marketable obligations issued or guaranteed by a person which has a credit rating of either A-1 by Standard & Poor's or FitchIBCA or P-1 by Moody's or an equivalent credit rating;

     (c)  open market commercial paper:

          (i)    for which a recognized trading market exists;

          (ii) which matures within six months after the relevant date of calculation; and

          (iii) which has a credit rating of either A-1 by Standard & Poor's or FitchIBCA or P-1 by Moody's, or, if no rating is available in respect of the commercial paper or indebtedness, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

     (d) Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank; or

     (e) any other instrument, security or investment approved in writing by the Majority Lenders.

     "Commitment" means, in relation to a Lender, the principal amount described as such set forth opposite its name in Schedule 1 hereto or set forth under the heading "Rights and obligations to be transferred by novation" in the schedule to any Transfer Certificate, in each case as reduced or cancelled in accordance with this Agreement.

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     "Daylight Facility" means the daylight facility dated the date hereof in an amount of up to (pound)150,000,000 to be made available to Enodis Holdings Limited under the terms of the Daylight Facility Agreement.

     "Daylight Facility Agreement" means the facility agreement dated on or about the date hereof between Credit Suisse First Boston and The Royal Bank of Scotland plc as lenders and Enodis Holdings Limited as borrower.

     "Default" means:

     (a)  an Event of Default; or

     (b) an event specified in Clause 20 which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Bridge Finance Documents or any combination of them) an Event of Default.

     "Description of the Exchange Notes" means the Description of the Exchange Notes attached hereto as Schedule 3.

     "Dollars" or "US$" means the lawful currency for the time being of the United States.

     "Effective Date" means the date on which the Original Lenders make the Loans.

     "Environmental Approval" means any authorization required by an Environmental Law.

     "Environmental Claim" means any claim by any person in connection with:

     (a)  a breach, or alleged breach, of an Environmental Law;

     (b) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

     (c)  any other environmental contamination,

     which might result in any liability on any Party or any member of the Group.

     "Environmental Law" means any law or regulation concerning:

     (a)  the protection of health and safety;

     (b)  the environment; or

     (c) any emission or substance which is capable of causing harm to any living organism or the environment.




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     "Equity Offering" means the rights issue, to be underwritten by Credit
Suisse First Boston pursuant to which ordinary shares in the Company will be offered by way of pre-emptive rights to certain qualifying shareholders of the Company.

     "Event of Default" is defined in Clause 20.

     "Exchange" is defined in Clause 8.1.

     "Exchange Date" is defined in Clause 8.3.

     "Exchange Note" means any senior note issued by the Company in order to refinance the Loans as contemplated by Clauses 8.1 and 8.2 and substantially in the form attached as an exhibit to the Exchange Note Indenture.

     "Exchange Note Indenture" means an indenture entered into between the Company and a trustee pursuant to Clause 19.40, as the same may at any time be amended, modified and supplemented, relating to the issuance of the Exchange Notes, and substantially in the form attached hereto as Schedule 4.

     "Exchange Notes Availability Date" is defined in Clause 8.5.

     "Exchange Request" is defined in Clause 8.4.

     "Exchange Spread" means 50 basis points.

     "Existing Facility Agreement" means the credit agreement dated 12th March, 2001 (as amended from time to time) and made between the Company, The Royal Bank of Scotland plc, Salomon Brothers International Limited, Citibank, N.A., National Westminster Bank Plc and others and their successors, assigns and transferees from time to time.

     "Extended Loans" is defined in Clause 2.1.

     "Facility" means the loan facility referred to in Clause 2.1.

     "Facility Office" means the office notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) (i) as the office through which it will perform its obligations under this Agreement where the office is situated in Financial Action Task Force countries, or (ii) with the prior written consent of the Agent, as the office through which it will perform its obligations under this Agreement situated in non-Financial Action Task Force countries.

     "Fee Letter" means the letter dated February 20, 2002 from the Arrangers to the Company, countersigned by the Company by way of acceptance simultaneously with the execution hereof.

     "Felsted" means the property known as Station Road, Felsted (excluding Phases I and II of the project for which building licenses have been granted to house builders), the

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                                        6

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freehold of which is owned by Enodis Property Developments Limited with title numbers EX438209, EX415617 and EX400035.

     "Final Bridge Maturity Date" means the date which is the tenth anniversary of the Effective Date.

     "Finance Party" means a Lender or an Administrative Party.

     "Financial Indebtedness" means any indebtedness for or in respect of:

     (a)  moneys borrowed;

     (b)  any acceptance credit;

     (c)  any bond, note, debenture, loan stock or other similar instrument;

     (d)  any finance or capital lease as determined in accordance with UK GAAP;

     (e) receivables sold or discounted (otherwise than on a non-recourse basis);

     (f) the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

     (g) any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount (when that unpaid amount will be used), the then mark to market value of the derivative transaction will be used to calculate its amount);

     (h) any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

     (i) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

     (j) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to
          (i) above.

     "Funds Flow Statement" means the statement prepared by the Company and agreed with the Facility Agent showing the funds flow of the proceeds of this Facility, the Senior Credit Facilities, the Daylight Facility and the Subordinated Intercompany Loan on or immediately prior to or after the Effective Date.

     "Guarantor" shall have the meaning assigned to such term in the Senior Credit Facilities.


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         "Group" means Topco (if established), the Company and its Subsidiaries and any company in which the Company or any of its Subsidiaries together with one or more Subsidiaries of the Company own 51 per cent. or more of the issued share capital.

         "Hedging Bank" means each bank or financial institution (if any) which is or becomes a party to the Hedging Documents as provider of interest rate or currency swap or other hedging facilities to any of the Obligors.

         "Hedging Debt" means all present and future liabilities (actual or contingent) payable or owing by any Obligor to any Hedging Bank under or in connection with the Hedging Documents, whether or not matured and whether or not liquidated, together with any Additional Debt.

         "Hedging Documents" means any ISDA master agreement and other currency or interest hedging agreements or documents in each case in form and substance satisfactory to the Facility Agent and which may be entered into by a member of the Group with a Lender or Affiliate thereof as contemplated in the Hedging Letter.

         "Hedging Letter" means a letter dated on or about the Effective Date between Enodis Holdings Limited and the Facility Agent relating to the interest hedging on at least 50% of all amounts outstanding under the Senior Credit Facilities and currency hedging to be effected by the Group.

         "High Yield Refinancing" means the issuance and sale of the High Yield Refinancing Securities.

         "High Yield Refinancing Securities" means senior unsecured notes or debentures, or other debt securities satisfactory to the Arrangers, with a maturity of no greater than 10 years and denominated in Sterling or, with the consent of the Company, euro or U.S. dollars, as the Arrangers may in their good faith judgment, after consultation with the Company, determine, to be issued by the Company after the Effective Date to refinance in part the Loans and any Exchange Notes (including accrued interest thereon) hereunder.

         "Hive-Down Agreements" means:

         (a) the agreement for the sale and purchase of the business and the assets of the Company between the Company and Enodis Holdings Limited;

         (b) the deed of agreement in relation to the transfer of the legal title only of certain shares between the Company and Enodis Holdings Limited;

         (c) the registered intellectual property rights assignment between the Company and Enodis Holdings Limited;

         (d)   the deed of release between the Company and Enodis Holdings
               Limited;

         (e) the agreement for the sale and purchase of the business and the assets of Enodis Holdings Limited between Enodis Holdings Limited and Enodis Group Limited;




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                                        8

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         (f)   a deed of agreement in relation to the transfer of the legal title only of certain shares between Enodis Holdings Limited and Enodis Group Limited; and

         (g) the registered intellectual property rights assignment between Enodis Holdings Limited and Enodis Group Limited,

         in each case in respect of the Hive-Downs and dated on or about the Effective Date.

         "Hived-Down Assets" means the assets transferred pursuant to the Hive-Down Documents.

         "Hive-Down Documents" means the Hive-Down Agreements and all transfers and other instruments made pursuant thereto.

         "Hive-Downs" means the transfer of all the assets, liabilities and business functions (other than any such assets, liabilities and business functions which are identified in Schedule 2 of the Hive-Down Agreements) of the Company from the Company to Enodis Holdings Limited and from Enodis Holdings Limited to Enodis Group Limited as described in the Structure Memorandum and provided for in the Hive-Down Agreements.

         "Holding Company" means a holding company within the meaning of section 736 of the U.K. Companies Act 1985.

         "Increased Cost" means:

         (a) an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, any Bridge Finance Documents;

         (b) that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party's participations in the Loans made by it under this Agreement as is attributable to that Finance Party making, funding or maintaining those participations;

         (c) a reduction in any amount payable to a Finance Party or any of its Affiliates or the effective return to a Finance Party or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement or the transactions contemplated thereby) on its capital; or

         (d) the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by a Finance Party or any of its Affiliates from any other Party under this Agreement.

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                                        9

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         "Information Memorandum" means the information memorandum relating to the Group to be prepared on behalf of Enodis Holdings Limited and approved by Enodis Holdings Limited for the purposes of general syndication of the Senior Credit Facilities.

         "Initial Bridge Maturity Date" means the date which is 364 days after the Effective Date.

         "Initial Loans" is defined in Clause 2.1.

         "Initial Rate" shall be determined on the Initial Bridge Maturity date and shall be equal to the greatest of (a) the interest rate borne on Loans on the day immediately preceding the Initial Bridge Maturity Date, (b) 850 basis points plus the Treasury Rate on the Initial Bridge Maturity Date and (c) 50 basis points plus the Credit Suisse First Boston High Yield Index II Rate on the Initial Bridge Maturity Date.

         "Intellectual Property Rights" means:

         (a) any know-how, patent, trade mark, service mark, design, business name, domain name, topographical or similar right;

         (b)   any copyright, data base or other intellectual property right; or

         (c)   any interest in the above,

         in each case whether registered or not and includes any related application.

         "Interest Payment Date" means, with respect to any Loan, the last day of the Interest Period applicable to such Loan, and, in addition, the date of any prepayment of such Loan.

         "Interest Period" means (i) prior to the Initial Bridge Maturity Date, as to any Loan, the period commencing on the date of the borrowing of such Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter; provided, however, that, during the three-month period prior to the anticipated issuance by the Company of High Yield Refinancing Securities, the Company may elect Interest Periods of shorter duration (one day, one week or one or two months) upon five Business Days prior written notice to the Facility Agent, and (ii) following the Initial Bridge Maturity Date, the period commencing on the Initial Bridge Maturity Date and ending on the successive semi-annual periods thereafter ending on the next succeeding March 1 or September 1 and the period ending on the Final Bridge Maturity Date or the date such Loan is repaid or prepaid; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of clause (i) above, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

         "Intra-Group Funding Agreement" means the agreement between Enodis Holdings Limited and various of its Subsidiaries providing (inter alia) for those

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                                       10

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Subsidiaries to make loans to Enodis Holdings Limited on demand by it for the purpose of providing it with funds to (i) meet its payment obligations under the Senior Finance Documents and (ii) subject to the terms of the Senior Finance Documents, make servicing payments on the Subordinated Intercompany Loan and other limited payments to the Company.

         "Lenders" means the Original Lenders and any financial institution that becomes a Lender after the date of this Agreement pursuant to and in accordance with the terms hereof.

         "LIBOR" means for an Interest Period of any Loan or overdue amount:

         (a)   the applicable Screen Rate; or

         (b) if no Screen Rate is available for the Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in Sterling for a period comparable to that Interest Period.

         "Loan Notes" is defined in Clause 5.2.

         "Loans" means the Initial Loans and the Extended Loans, and shall include any Loan evidenced by Loan Notes issued in accordance with Clause 5.2.

         "Majority Lenders" means, at any time, Lenders:

         (a) whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

         (b) if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

         (c) if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

         "Mandatory Cost" means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 6 hereto.

         "Margin Stock" means margin stock or "margin security" within the meaning of Regulations T, U and X.

         "Material Adverse Effect" means a material adverse effect on:

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                                       11

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         (a)   the ability of the Company (taking into account resources
               lawfully available to it from other members of the Group) to perform its payment obligations under any Bridge Finance Document;

         (b) the ability of the Company to comply with any term of Clause 18 (Financial covenants);

         (c)   the validity or enforceability of any Bridge Finance Document; or

         (d) the rights and remedies of any Finance Party under the Bridge Finance Documents.

         "Material Subsidiary" means, at any time, a Subsidiary of the Company whose gross assets or profits before interest, Tax and exceptional or extraordinary items ("EBIT") (excluding intra-Group items) (consolidated with those of its Subsidiaries in the case of a Subsidiary which itself has Subsidiaries) then equal or exceed 5 per cent. of the gross assets or EBIT of the Group.

For this purpose:

         (a) the gross assets or EBIT of a Subsidiary of the Company will be determined from the accounting records of the Group upon which the latest quarterly financial statements of the Group have been based;

         (b) if a Subsidiary of the Company becomes a member of the Group after the date on which the latest quarterly financial statements of the Group have been prepared, the gross assets or EBIT of that Subsidiary (consolidated if applicable) will be determined from its latest financial statements;

         (c) the gross assets or EBIT of the Group will be determined from its latest quarterly financial statements, adjusted (where appropriate) to reflect the gross assets or EBIT of any company or business subsequently acquired or disposed of;

         (d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent accounting records of the Group upon which the latest financial statements of the Group have been prepared will be used to determine whether those Subsidiaries are Material Subsidiaries or not; and

         (e)   gross assets does not include goodwill.

         If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the Auditors of the Company will be, in the absence of manifest error, conclusive.

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                                       12

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         "Maturity Date" means, at any particular time with respect to a particular Loan, the date on which the principal and all accrued and unpaid interest on such Loan is then due, which may be the Initial Bridge Maturity Date or the Final Bridge Maturity Date, or such other date as may be determined hereunder as a result of a Default, redemption or otherwise.

         "Measurement Period" has the meaning given to that term in Clause 18.

         "Net Proceeds" means any amount received or recovered by a member of the Group in respect of:

         (a) the consideration for a Disposal or Share Disposal to a person who is not a member of the Group (including the amount of any intercompany loan repaid to continuing members of the Group) net of all Taxes applicable on, or to any gain resulting from, such Disposal or Share Disposal and of all reasonable third party costs, fees or expenses incurred by continuing members of the Group in arranging and effecting such Disposal or Share Disposal; or

         (b) the proceeds of any claim or claims for loss or damage to its assets or business.

         "Obligor" shall have the meaning assigned to such term in the Senior Credit Facilities.

         "Original Financial Statements" means for the Company its audited consolidated financial statements for the year ended 30th September, 2001, the unaudited consolidated financial statements for the Company's financial quarter ending on 29th December, 2001.

         "Party" means a party to this Agreement.

         "Permitted Additional Dividend" shall have the meaning assigned to such term in the Senior Credit Facilities.

         "Permitted Distributions" shall have the meaning assigned to such term in the Senior Credit Facilities.

         "PIK Interest Amount" means, with respect to any period in which a Loan or Exchange Note bears interest at a rate in excess of 14% per annum, the aggregate amount equal to the excess amount of interest borne by such Loan or Exchange Note for such period.

         "Priority Deed" means the priority deed dated on or about the date hereof between, among others, the Finance Parties (as defined in the Senior Credit Facilities) and certain members of the Group as intercompany debtors and creditors.

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         "Pro Rata Share" means:

         (a) for the purpose of determining a Lender's share in a Loan, the proportion which its Commitment in the Facility bears to the Commitments of all the Lenders in the relevant Facility; and

         (b)   for any other purpose on a particular date:

              (i) the proportion which a Lender's share of the Loans (if any) bears to all the Loans;

              (ii) if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

              (iii) if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

         "Rate Fixing Day" means the first day of an Interest Period for a Loan.

         "Recognized Stock Exchange" means a recognized stock exchange within the meaning of section 841 of the U.K. Income and Corporation Taxes Act of 1988.

         "Reference Banks" means the Facility Agent, The Royal Bank of Scotland plc and any other bank or financial institution appointed as such by the Facility Agent in consultation with the Company under this Agreement.

         "Regulations T, U and X" means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the U.S. (or any successor) as now and from time to time hereafter in effect.

         "Repeating Representations" means the representations which are deemed to be repeated under this Agreement.

         "Request" means a request for Initial Loans, substantially in the form attached hereto as Schedule 5.

         "Required Payments" shall have the meaning assigned to such term in the Senior Credit Facilities.

         "Screen Rate" means for LIBOR the British Bankers Association Interest Settlement Rate (if any) for the Interest Period displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

         "Securities Act" means the United States Securities Act of 1933.

         "Security Document" means each security document listed in Part I of
Schedule 2 to the Senior Credit Facilities under the heading "Security
Documents".

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                                       14

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     "Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

     "Senior Credit Facilities" shall mean the Senior Credit Agreement dated as of February 20, 2002, entered into by and among Enodis Holdings Limited, certain Subsidiaries of Enodis Holdings Limited as original borrowers, certain Subsidiaries of Enodis Holdings Limited as original guarantors, the lenders referred to therein, Credit Suisse First Boston and The Royal Bank of Scotland plc, as Arrangers, and The Royal Bank of Scotland plc, as Facility Agent and Issuing Bank, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness (as defined in the Exchange Note Indenture) incurred to Refinance (as defined in the Exchange Note Indenture), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Senior Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Senior Creditor" means each of:

     (a) the banks and financial institutions named in Schedule 1 of the Senior Credit Facilities in their capacity as Original Lenders and/or Ancillary Lender and/or Issuing Bank under (and as defined in) the Senior Credit Facilities or the Daylight Facility Agreement;

     (b) the Arrangers and the Facility Agent (in each case as defined in the Senior Credit Facilities); and

     (c) any successor, permitted transferee, replacement or assignee of any of the above.

     "Senior Debt" means all present and future liabilities (actual or contingent) payable or owing by any Obligor to any Senior Creditor under or in connection with the Senior Finance Documents, whether or not matured and whether or not liquidated, together with, without duplication, any Additional Debt.

     "Senior Discharge Date" means the date on which the Agent (as defined in the Senior Credit Facilities) is satisfied that all of the Senior Debt and Hedging Debt has been irrevocably paid and discharged and all Commitments (as defined in the Senior Credit Facilities) of the Senior Creditors and all obligations of the Hedging Banks under the Hedging Documents have been terminated.

     "Senior Finance Documents" shall mean the Finance Documents, as such term is defined in the Senior Credit Facilities.

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                                       15

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     "Structure Memorandum" means the Funds Flow Statement, the memorandum and chart referred to at paragraph 16 of Part I of Schedule 2 to the Senior Credit Facilities.

     "Subordinated Intercompany Loan" means the subordinated intercompany loan in an amount of up to (pound)150,000,000 made available to Enodis Holdings Limited pursuant to the terms of the Subordinated Intercompany Loan Agreement.

     "Subordinated Intercompany Loan Agreement" means the agreement dated on or about the Effective Date between the Company as lender and Enodis Holdings Limited as borrower.

     "Subordinated Loan Servicing Payments" shall have the meaning assigned to such term in the Senior Credit Facilities.

     "Subordination Agreement" means the deed dated on or about the Effective Date among the Company, Enodis Holdings Limited and The Royal Bank of Scotland as agent for the lenders under the Senior Credit Facilities relating to the subordination of the Subordinated Intercompany Loan.

     "Subsidiary" means (a) a subsidiary within the meaning of section 736 of the U.K. Companies Act 1985, and (b) unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 of the U.K. Companies Act 1985.

     "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

     "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Bridge Finance Document.

     "Tax Payment" means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction.

     "Topco" means any Holding Company of the Company which at the time it becomes a Holding Company of the Company is owned and controlled by substantially the same shareholders as own and control the Company immediately prior to that date.

     "Total Commitments" means the aggregate of the Commitments of the Lenders.

     "Transaction Documents" means:

     (a)  the Bridge Finance Documents;

     (b)  the Bond Documents;

     (c)  the Senior Finance Documents;

     (d)  the Daylight Facility Agreement;

     (e)  the Subordinated Intercompany Loan Agreement;




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                                       16

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     (f)  the Subordination Agreement; and

     (g)  the Hive-Down Documents.

     "Transfer Certificate" means a document substantially in the form attached hereto as Schedule 7.

     "Treasury Rate" means (a) the rate borne by direct obligations of the United Kingdom maturing on the tenth anniversary of the Effective Date and (b) if there are no such obligations, the rate determined by linear interpolation between the rates borne by two direct obligations of the United Kingdom maturing closest to, but straddling, the tenth anniversary of the Effective Date, in each case as published by the U.K. Debt Management Office.

     "Trustee" means the trustee under the Exchange Note Indenture.

     "U.K." means the United Kingdom.

     "U.S." and "United States" means the United States of America.

     "U.S. Group Company" means any subsidiary of the Company incorporated in the United States of America.

     "Utilization Date" means the date on which the Initial Loans are made.

1.2  Construction

     (a) In this Agreement, unless the contrary intention appears, a reference to:

          (i) an "amendment" includes a supplement, novation, restatement or re-enactment and "amended" will be construed accordingly;

                 "assets" includes present and future properties, revenues and rights of every description;

                 an "authorization" includes an authorization, consent, approval, resolution, license, exemption, filing, registration or notarization;

                 "disposal" means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and "dispose" will be construed accordingly;

                 "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

                 a "person" includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency,

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                                       17

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                 organization or other entity whether or not having separate legal personality;

                 a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

          (ii) a currency is a reference to the lawful currency for the time being of the relevant country;

          (iii) a Default being "outstanding" means that it has not been remedied or waived;

          (iv) a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

          (v) a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

          (vi) a person includes its successors in title, permitted assigns and permitted transferees;

          (vii) a Transaction Document or another document is a reference to that Transaction Document or other document as amended; and

          (viii) a time of day is a reference to London time.

     (b) Unless the contrary intention appears, a reference to a "month" or "months" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

          (i) if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the immediately preceding Business Day (if there is not);

          (ii) if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

          (iii) notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

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                                       18

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     (c)  Unless expressly provided to the contrary in a Bridge Finance
          Document, a person who is not a party to a Bridge Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Bridge Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Bridge Finance Document.

     (d)  Unless the contrary intention appears:

          (i) a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

          (ii)   an amount in euro is payable only in the euro unit;

          (iii) a term used in any other Bridge Finance Document or in any notice given in connection with any Bridge Finance Document has the same meaning in that Bridge Finance Document or notice as in this Agreement; and

          (iv) any obligation of the Company under the Bridge Finance Documents which is not a payments obligation remains in force for so long as any payment obligation is or may be outstanding under the Bridge Finance Documents.

     The headings in this Agreement do not affect its interpretation.

2.   FACILITY

2.1  Facility

     (a) Subject to the terms of this Agreement, each of the Lenders agrees, severally and not jointly, to make a loan (individually, an "Initial Loan" and collectively, the "Initial Loans") up to an aggregate principal amount equal to such Lender's Commitment. The Initial Loans shall have an aggregate principal amount of (pound)150,000,000. Amounts paid or prepaid in respect of Loans may not be reborrowed.

     (b) Subject to the terms and conditions hereof, each Lender severally agrees,

          (i) if its Initial Loans have not been repaid on the Initial Bridge Maturity Date, and

          (ii) to the extent the Lender has not exercised its option to receive Exchange Notes prior to the Initial Bridge Maturity Date in exchange for all or part of its Initial Loan pursuant to Clause 8,

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                                       19

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          to extend the Maturity Date of its Initial Loan until the Final Bridge
          Maturity Date (any Initial Loan, or portion thereof, so extended, an "Extended Loan"). Amounts paid or prepaid in respect of Extended Loans may not be reborrowed.

     (c) Notwithstanding any other term of this Agreement, the Loans shall not, at any time, exceed the Total Commitments.

2.2  Nature of a Lender's Rights and Obligations

     Unless otherwise agreed by all the Finance Parties:

     (a) the obligations of a Finance Party under the Bridge Finance Documents are several;

     (b) failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Bridge Finance Documents;

     (c) no Finance Party is responsible for the obligations of any other Finance Party under the Bridge Finance Documents;

     (d) the rights of a Finance Party under the Bridge Finance Documents are separate and independent rights;

     (e) a debt arising under the Bridge Finance Documents to a Finance Party is a separate and independent debt; and

     (f) a Finance Party may, except as otherwise stated in the Bridge Finance Documents, separately enforce those rights.

2.3  Affiliates of Lenders

     (a) Each Lender may, if it so elects, fulfill its commitment to make an Initial Loan by designating a branch or an Affiliate to make that Initial Loan. However:


          (i) the Lender shall remain solely responsible for the performance of its obligations under this Agreement;

          (ii) no such designation shall result in any increased costs or Tax Payment to the Company; and

          (iii) the branch or Affiliate shall comply with all form delivery and other requirements under this Agreement.

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                                       20

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     (b)  A Lender may provide for an Affiliate to participate in an Initial
          Loan in the manner contemplated in paragraph (a) above by:


          (i)    joining the relevant Affiliate in as a Lender; and

          (ii)   giving notice to the Facility Agent and the Company.

     In this event that Lender and its Affiliate will be treated as having a single Commitment, but, for all other purposes other than that mentioned in paragraph (a) above and paragraph (c) below, will be treated as separate Lenders.

     (c)  For the purposes of:


          (i)    compliance with Clause 27.2; and

          (ii)   voting in connection with any Bridge Finance Document,

          each Lender and its Affiliate will be regarded as a single Lender.

3.   PURPOSE

3.1  Purpose of the Loans

     The proceeds of the Initial Loans shall only be used:

     (a) to make the Subordinated Intercompany Loan to Enodis Holdings Limited under the Subordinated Intercompany Loan Agreement, which in turn will be used by Enodis Holdings Limited to repay outstanding indebtedness under the Daylight Facility; and

     (b)  to pay related fees and expenses.

3.2  Undertaking by the Company

     The Company undertakes that it will only utilize the Initial Loans as permitted by this Clause 3.

3.3  No Obligation to Monitor

     No Finance Party is bound to monitor or verify the use of the Initial
Loans.

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                                       21

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4.       CONDITIONS PRECEDENT

4.1      Conditions precedent documents

         A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 hereto in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification as soon as reasonably practicable following receipt of such documents and evidence.

4.2      Further conditions precedent

         The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilization Date for that Loan:

        (a) the Repeating Representations are correct in all material respects; and

        (b)  no Default is outstanding or would result from the Loan.

5.       DRAWDOWN OF THE FACILITY AND LOAN NOTES

5.1      Drawdown

         Subject to the other terms of this Agreement, the Initial Loans shall be drawn down in one advance of (pound)150,000,000 on or about the date of this Agreement upon request by the Company by giving the Facility Agent a duly completed Request. Upon such drawdown, the Facility shall cease to be available for utilization and shall be cancelled and the Total Commitments shall be cancelled.

5.2      Loan Notes

         Any Lender may request at any time that Loans made by it be evidenced by a promissory note (a "Loan Note"). In such event, the Company shall prepare, execute and deliver to such Lender a Loan Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its permitted assigns) and in a form approved by the Facility Agent (acting reasonably). Thereafter, the Loans evidenced by such Loan Note and interest thereon shall at all times (including after assignment pursuant to Clause 27.2) be represented by one or more Loan Notes in such form payable to the order of the payee named therein (or, if such Loan Note is a registered note, to such payee and its permitted assigns). Each Lender shall, and is hereby authorized by the Company to, endorse on the schedule attached to each Loan Note delivered to such Lender (or on a continuation of such schedule attached to such Loan Note and made a part thereof), or otherwise to record in such Lender's internal records, an appropriate notation evidencing the date and

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                                       22

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amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of a PIK Interest Amount pursuant to Clause 9.1(d), each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not in any manner affect the obligation of the Company to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Loan Note.

6.       REPAYMENT

         The Company shall repay the Loans in full on the Final Bridge Maturity Date; provided, however, that if the High Yield Refinancing is completed prior to the Final Bridge Maturity Date, the entire net proceeds (other than fees and expenses) of the High Yield Refinancing shall be used to repay the Loans in full or in part; provided, further, that if the Equity Offering is completed prior to the Final Bridge Maturity Date, the entire net proceeds (other than fees and expenses) of the Equity Offering shall be used to repay the Loans in full or in part.

7.       PREPAYMENT AND CANCELLATION

7.1      Definitions and interpretation

         In this Clause:

         "Consolidated Cashflow", "Consolidated Total Debt Service", "Consolidated Total Net Debt", "Consolidated EBITDA" and "Measurement Period" have the meaning given to them in Clause 18;

         "Disposal" means a disposal made after the date of this Agreement of any of the assets (including any disposal of property), business or undertaking of any member of the Group (other than a disposal referred to in Clause 19.6(b)(ii) to (vii) and other than a Share Disposal) either in a single transaction or in a series of transactions, whether related or not, the gross proceeds (including any non-Cash consideration) of which individually exceed (pound)750,000 or when aggregated with all other such disposals made after the date of this Agreement exceed (pound)10,000,000; and

         "Share Disposal" means a disposal made after the date of this Agreement by any member of the Group of any shares in any member of the Group.

         Any accounting term or terms used in the accounts and used in this Clause are to be construed in accordance with the Accounting Principles.

7.2      Exchange Note Indenture

         On and after the Initial Bridge Maturity Date, Loans and Exchange Notes will be prepaid in accordance with the Exchange Note Indenture.

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                                       23

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7.3      Mandatory prepayment - illegality

         (a) A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Bridge Finance Document or to fund or maintain its share in any Loan.

         (b)      After notification under paragraph (a) above:

                  (i) subject to Enodis Holdings Limited's compliance with the Senior Credit Facilities, the Company must repay or prepay the share of that Lender in each Loan or Exchange Note utilized by it on the date specified in paragraph (c) below; and

                  (ii) the Commitment of that Lender will be immediately cancelled.

         (c) The date for repayment or prepayment of a Lender's share in a Loan or Exchange Note will be:


                  (i) the last day of the current Interest Period for that Loan or Exchange Note as at the date of receipt by the Company of notice from the Lender under paragraph
                           (a) above; or

                  (ii) if earlier, the latest date allowed by the relevant law.

7.4      Mandatory prepayment - change of control/ownership

         (a)      The Company must promptly notify the Facility Agent if:

                  (i) it becomes aware of any person (other than Topco) or group of persons acting in concert gaining control of the Company, Enodis Holdings Limited, Enodis Group Limited or (following its establishment) Topco;

                  (ii) Enodis Holdings Limited ceases to be a wholly-owned Subsidiary of the Company;

                  (iii) Enodis Group Limited ceases to be a wholly-owned Subsidiary of Enodis Holdings Limited;

                  (iv) all or substantially all of the assets or business of the Group are sold; or

                  (v) the Company is aware that any of the above events will, or are likely to, occur.

         (b) After notification under paragraph (a) above, if (1) the Senior Creditors under the Senior Credit Facilities have required cancelation and

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                                       24

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                  acceleration under Clause 11.3 of the Senior Credit Facilities and (2) the Majority Lenders so require, the Facility Agent must, by notice to the Company:

                  (i)     cancel the Total Commitments; and

                  (ii) declare all outstanding Loans and Exchange Notes, together with accrued interest and all other amounts accrued under the Bridge Finance Documents, to be immediately due and payable.

         Any such notice will take effect in accordance with its terms.

         (c)      In paragraph (a) above:


         "control" has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988; and

         "acting in concert" has the meaning given to it in the City Code on Takeovers and Mergers.

7.5      Mandatory prepayment - Disposals and Share Disposals

         (a) Following the Senior Discharge Date, the Company must apply forthwith after receipt an amount equal to the Net Proceeds arising from any Disposal or Share Disposal towards prepaying the Loans and Exchange Notes.

         (b) If Compliance Certificates for the two most recent consecutive Measurement Periods show that the ratio of Consolidated Total Net Debt to Consolidated EBITDA was below 2.0:1, mandatory prepayment in accordance with paragraph (a) above will not be required.

         (c) Any prepayment under this Subclause must be made on the last day of the Interest Period of the Loan or Exchange Note to be prepaid in which the relevant receipt or recovery occurred or, if the Company elects by notice to the Facility Agent, on the date of receipt or recovery of the Net Proceeds by a member of the Group.

         (d) Notwithstanding paragraphs (a) and (c) above any non-Cash consideration required to be applied towards prepaying Loans shall be so applied only on the date of the realization in Cash by any member of the Group of such non-Cash consideration.

7.6      Mandatory prepayment - Surplus Cashflow

         (a)      In this Subclause:





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                                       25

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         "Surplus Cashflow" means Consolidated Cashflow during any financial year:

                  (i) minus Consolidated Total Debt Service during such period;

                  (ii) before deducting dividends paid by the Company during or in respect of such period,

                  commencing with the financial year ending 28th September, 2002.

         (b) Following the Senior Discharge Date, if the annual cashflow statement of the Group delivered to the Facility Agent demonstrates that there is Surplus Cashflow for such financial year, the Company must apply an amount equal to 75 per cent. of that Surplus Cashflow towards prepaying the Loans and Exchange Notes (provided that the Company may take into account any Semi-annual Surplus Cashflow prepayment made during such financial year when calculating if any amount is payable with respect to 75 per cent. of Surplus Cashflow for such financial year).

         "Semi-annual Surplus Cashflow"

         means Consolidated Cashflow during the first half of any financial year:

                  (i) minus Consolidated Total Debt Service during such period;

                  (ii) before deducting dividends paid by the Company during or in respect of such period.

         (c) If the Company wishes to distribute a semi-annual Permitted Additional Dividend, it must deliver to the Facility Agent a semi-annual cashflow statement of the Group. Following the Senior Discharge Date, to the extent this demonstrates that there is Semi-annual Surplus Cashflow for such financial half-year, prior to the making of any semi-annual dividend the Company must apply an amount equal to 75 per cent. of that Semi-annual Surplus Cashflow towards prepaying the Loans and Exchange Notes.

         (d) To the extent a Semi-annual Surplus Cashflow prepayment has been made in accordance with paragraph (c) above, a Permitted Additional Dividend may be distributed in accordance with Clause 19.27.

         (e) If Compliance Certificates for two consecutive Measurement Periods show that the ratio of Consolidated Total Net Debt to Consolidated EBITDA was below 2.0:1, mandatory prepayment in accordance with paragraph (b) or paragraph (c) above will not be required.

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                                       26

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         (f)      Any prepayment under this Subclause must be made on or before the last day of the then current Interest Period of the Loans or Exchange Notes in which (in the case of any prepayment required under paragraph (b) above) the annual cashflow statement of the Group establishing that there has been Surplus Cashflow is delivered to the Facility Agent and (in the case of any prepayment required under paragraph (c) above) the semi-annual cashflow statement of the Group establishing that there has been Surplus Cashflow is delivered to the Facility Agent.

7.7      Mandatory prepayment - insurance proceeds

         (a) Following the Senior Discharge Date, if the total Net Proceeds from any insurance claim due to the loss of or damage to assets (excluding in respect of interruption of business, loss of profit or similar) made after the date of this Agreement exceeds (pound)750,000 in any financial year of the Group, the Company must apply (or procure that there is applied) an amount equal to those Net Proceeds towards prepaying the Loans and Exchange Notes in accordance with Clause 7.9 unless and to the extent that those proceeds have been applied or contractually committed with third party contractors for application in replacement or reinstatement of damaged assets within 9 months of receipt of such proceeds.

         (b) Any prepayment under this Subclause must be made on or before the last day of the Interest Period of the Loan or Exchange Note to be prepaid in which receipt of the relevant insurance proceeds occurred.

7.8      Voluntary prepayment

         (a) Following the Senior Discharge Date and prior to the Initial Bridge Maturity Date, the Company may, by giving not less than 3 Business Days' prior notice to the Facility Agent, prepay any Loan or Exchange Note at any time in whole or in part.

         (b) A prepayment of part of a Loan or the Exchange Notes must be in a minimum amount of (pound)5,000,000 and an integral multiple of (pound)1,000,000.

7.9      Order of application of prepayments

         Prepayments of the Loans and Exchange Notes shall be made ratably among the Loans and Exchange Notes. After the Facility Agent receives the prepayment amount, such prepayment amount shall be distributed by the Facility Agent, in cooperation with the Trustee, in accordance with Clause 15.7, with appropriate adjustments being made to account for the receipt by the Trustee of any prepayment in respect of the Exchange Notes. Redemptions of Exchange Notes shall be made in accordance with the provisions relating thereto in the Exchange Note Indenture, and with applicable law. The

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                                       27

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distribution of the relevant prepayment amount hereunder to Lenders and the
Trustee for the Exchange Notes by the Facility Agent shall be made as soon as practicable after receipt thereof.

7.10     Automatic cancellation

         The Commitments of each Lender will be automatically cancelled immediately following drawdown.

7.11     Involuntary prepayment and cancellation

         (a) If the Company is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

         (b) After notification regarding a Lender under paragraph (a) above:

                  (i) Following the Senior Discharge Date, the Company must repay or prepay that Lender's share in each Loan made to it on the date specified in paragraph (c) below; and

                  (ii) the Commitment of that Lender will be immediately cancelled.

         (c) The date for repayment or prepayment of a Lender's share in a Loan will be the last day of the Interest Period for a Loan or, if earlier, the date specified by the Company in its notification.

7.12     Miscellaneous provisions

         (a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

         (b) All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

         (c) The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

         (d) No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.



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                                       28

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         (e)      No amount of the Total Commitments cancelled under this
                  Agreement may subsequently be reinstated.

8.       EXCHANGE NOTES

8.1      Optional exchange at any time

         Each Lender will have the option at any time, and from time to time, after the earlier of the Exchange Notes Availability Date and the date that is 90 days following the Effective Date, to receive Exchange Notes in exchange for the Loans (or a portion thereof) (including any interest not required to be paid in cash (including, for the avoidance of doubt, interest payable but which the Company has elected to capitalize in respect of the PIK Interest Amount)) of such Lender then outstanding pursuant to Clause 19.40 of this Agreement (each such event being referred to herein as an "Exchange"). No interest will be payable on an Exchange Date unless the Exchange Date is also an Interest Payment Date.

8.2      [Reserved.]

8.3      Terms of Exchange Notes

         The principal amount of the Exchange Notes will equal 100.0% of the aggregate principal amount (including any accrued interest not required to be paid in cash (including, for the avoidance of doubt, interest payable but which the Company has elected to capitalize in respect of the PIK Interest Amount)) of the Loans (or the portions thereof) for which they are exchanged. The Exchange Notes will rank pari passu with the Loans, will be issued pursuant to the Exchange Note Indenture and will have the terms provided for therein; provided, however, that any Exchange Notes issued prior to the Initial Bridge Maturity Date will be deemed, in accordance with Article IA of the Exchange Note Indenture, to have specified terms and rights which are identical to those of the Initial Loans (which, for the avoidance of doubt, will exclude any right to the issuance of Loan Notes pursuant to Clause 5.2 hereof) until the Initial Bridge Maturity Date notwithstanding the terms and rights set forth in the Description of the Exchange Notes and the Exchange Note Indenture. Following the date an Exchange occurs (an "Exchange Date"), (i) the Company shall, pursuant to the provisions of this Clause 8, pay any accrued and unpaid interest required to be paid in cash on the Loans so exchanged on the next Interest Payment Date under the Exchange Notes received in exchange therefor, (ii) the Exchange Note shall represent the obligation of the Company to pay such amounts and (iii) the Loans so exchanged shall no longer represent such obligation. So long as no Default or Event of Default has occurred and is continuing, the Company shall not be responsible for any Break Costs incurred by a Lender in connection with an Exchange. If a Default (but not an Event of Default) shall have occurred and be continuing on the date of such Exchange, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof). If a holder of

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                                       29

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Exchange Notes receives payment of amounts due in respect of the corresponding
Loans through the Exchange Date, such payment shall be in satisfaction of, and shall constitute the discharge of, the corresponding obligations under the Loans, along with any applicable Loan Notes, and the Company will have no further obligations in respect of such Loans or Loan Notes.

8.4      Exchange request

         In order to effect an Exchange, a Lender shall provide the Facility Agent written or telecopy notice (an "Exchange Request") in the form attached hereto as Schedule 9 at least seven Business Days prior to an Exchange Date (which shall also be a Business Day) selected by such Lender for an Exchange in compliance with Clause 8.3 above. Each Exchange Request shall specify the following:

         (a)      the Lender's legal name;

         (b)      the Exchange Date selected by such Lender; and

         (c) the principal amount of the Loans to be exchanged pursuant to the applicable notice (which amount shall be (x) at least (pound)5,000,000 and integral multiples of (pound)1,000,000 in excess thereof or (y) if less, the entire remaining aggregate principal amount of such Lender's Loans).

         In addition, such Lender shall provide such other information reasonably requested by the Facility Agent. Upon receipt of an Exchange Request, the Facility Agent shall send, on the date that is five Business Days prior to the Exchange Date specified in such Exchange Request, written or telecopy notice of such proposed Exchange to the trustee under the Exchange Note Indenture, with a copy to the Company, that shall specify the information contained in such Exchange Request.

8.5      Availability

         The Company may, at its option, give written notice to the Facility Agent and the Lenders that it will make Exchange Notes available prior to the date that is 90 days following the Effective Date for those Lenders who would like to receive Exchange Notes in exchange for the Loans (or a portion thereof) of such Lender then outstanding; provided, however, that the Company will give such notice at least 30 days prior to the date on which Exchange Notes become available (the "Exchange Notes Availability Date"), which notice shall specify the proposed Exchange Notes Availability Date. Upon receiving the notice provided for in this Clause 8.5, the Lenders may exchange their Loans on and after the Exchange Notes Availability Date pursuant to the provisions of this Clause 8.

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9.       INTEREST

9.1      Interest on Loans

         (a) Subject to Clause 9.3, the Initial Loans (including, for the avoidance of doubt, any Exchange Notes issued prior to the Initial Bridge Maturity Date) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) on the unpaid principal thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR in effect for such Interest Period plus the Applicable Spread.

         (b) Subject to Clause 9.3, Extended Loans shall bear interest (computed on the basis of a year of twelve 30-day months) on the unpaid principal thereof for each Interest Period at a rate per annum equal to the Initial Rate plus the Exchange Spread.

         (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted LIBOR, Initial Rate, Applicable Spread and Exchange Spread for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Facility Agent, and such determination shall be conclusive absent manifest error.

         (d) Notwithstanding the foregoing clauses but subject to Clause 9.3, the interest rate borne by the Loans at any time during the term of the Facility shall not exceed 16% per annum. To the extent the interest on any Loan exceeds a rate of 14% per annum, the Company may elect to discharge such excess interest by capitalizing and adding the applicable PIK Interest Amount on each relevant Interest Payment Date to the then outstanding aggregate principal amount of Loans and Exchange Notes in an aggregate principal amount equal to all or a portion of such excess interest to be paid.

9.2      Payment of interest

         Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Interest Period.

9.3      Interest on overdue amounts

         (a) If the Company fails to pay any amount payable by it under the Bridge Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.


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                                       31

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         (b)  Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan. For this purpose, the Facility Agent may (acting reasonably):

              (i) select successive Interest Periods of any duration of up to three months; and

              (ii) determine the appropriate Rate Fixing Day for that Interest
                   Period.

         (c) Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Interest Period, then:

              (i) the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

              (ii) the rate of interest on the overdue amount for that first
                   Interest Period will be one per cent. per annum above the rate then payable on that Loan.

         After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

         (d) Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

9.4      Notification of rates of interest

         The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.      [Reserved.]

11.      MARKET DISRUPTION

11.1     Failure of a Reference Bank to supply a rate

         If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

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                                       32

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11.2     Market disruption

         (a) In this Clause, each of the following events is a "market disruption event":

             (i) LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (London or Brussels time, as appropriate) on the Rate Fixing Day; or

             (ii) the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Interest Period.

         (b) The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

         (c) After notification under paragraph (b) above, the rate of interest on each Lender's share in the affected Loan for the relevant Interest Period will be the aggregate of the applicable:

             (i)   Applicable Spread;

             (ii) rate notified to the Facility Agent by that Lender as soon as practicable and in any event prior to the end of that Interest Period to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

             (iii) Mandatory Cost.

11.3     Alternative basis of interest or funding

         (a) If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

         (b) Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

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                                       33

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12.      TAXES

12.1     General

         In this Clause:

         "Qualifying Lender" means a U.K. Lender or a Treaty Lender with respect to the U.K.

         "Tax Credit" means a credit against any Tax or any relief or remission for Tax (or its repayment).

         "Treaty Lender" means a Lender which is, on the date a payment of interest falls due entitled under the provisions of a double taxation treaty to receive payments of interest from a person resident in the U.K. without a Tax Deduction (subject to the completion of any necessary procedural formalities).

         "U.K. Lender" means a Lender which is:

         (a) within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act) at the time the Loan was made; or

         (b)   (i)   a company resident in the U.K. for tax purposes;

               (ii) a partnership each member of which is a company resident in the U.K. for tax purposes; or

               (iii) a company not resident in the U.K. for tax purposes which carries on a trade in the U.K. through a branch or agency and brings into account payments made to it under this Agreement in computing its chargeable profits for the purpose of section 11(2) of the Income and Corporation Taxes Act 1988, which, in each case, is beneficially entitled to payments of interest on a Loan made or a fee made to it under this Agreement and which has provided to the Company and not retracted confirmation of the above in circumstances other than those detailed in Clause 12.2 (d) (ii) below (in each case a "U.K. Non-Bank Lender").

         "U.S. Lender" means a Lender which is created or organized under the laws of the United States or of any state (including the District of Columbia) thereof.

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                                       34

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12.2     Tax gross-up

         (a) The Company must make all payments to be made by it under the Bridge Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

         (b)  If:

              (i)  a Lender is not, or ceases to be, a Qualifying Lender; or

              (ii) the Company or a Lender is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

         it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

         (c) Except as provided under paragraph (d) and (e) below, if a Tax Deduction is required by law to be made by the Company or the Facility Agent, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

         (d) (i) Except as provided in sub-paragraph (ii) below, the Company is not required to make an increased payment under paragraph
                   (c) above to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Company would have had to pay under paragraph (c) above had the Lender been, or not ceased to be, a Qualifying Lender.

              (ii) Sub-paragraph (i) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

         (e) The Company is not required to make an increased payment to a Lender under paragraph (c) above if that Lender is a Treaty Lender and the Company is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (h) below.

         (f) If the Company is required to make a Tax Deduction, the Company must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

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                                       35

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         (g)  Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Facility Agent for the relevant Finance Party an original receipt, or if this is not available a certified copy thereof, or other evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

         (h) (i) A Treaty Lender must co-operate with the Company by using its reasonable endeavors to complete any procedural formalities necessary for the Company to obtain authorization to make that payment without a Tax Deduction.

              (ii) Any confirmation by a Lender of its status for the purpose of the definition of "U.K. Non-Bank Lender" must be given to the Facility Agent on or promptly after the date it becomes a Lender. The Facility Agent must promptly forward any confirmation received by it to the Company. A U.K. Non-Bank Lender must promptly notify the Company and the Facility Agent of any change to its status that may affect any confirmation made by it.

12.3     Tax indemnity

         (a) Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Bridge Finance Document.

         (b) Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

              (i) that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

              (ii) that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

         if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

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                                       36

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         (c)   A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

12.4     Tax Credit

         If the Company makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

         (a)   a Tax Credit is attributable to that Tax Payment; and

         (b) it has used that Tax Credit (in the case of a U.S. Lender, on an affiliated group basis),


         and the Finance Party at its sole discretion is able to identify that Tax Credit as being attributable to that Tax Payment, then that Finance Party shall reimburse to the Company such amount as the Finance Party shall determine to be the proportion of such Tax Credit as will leave the Finance Party after that reimbursement in no better or worse position then it would have been in if the Tax Payment had not been required.

         Nothing in this Clause 12.4 shall interfere with the right of a Finance Party to arrange its tax affairs in whatever manner it thinks fit and without limiting the foregoing no Finance Party shall be under any obligation to claim a Tax Credit or to claim a Tax Credit in priority to any other claims, relief, credit or deduction available to it. No Finance Party shall be obliged to disclose any information relating to its tax affairs or any computations in respect thereof.

12.5     Stamp taxes

         The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Bridge Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

12.6     Value added taxes

         (a) Any amount (including costs and expenses) payable under a Bridge Finance Document by the Company is exclusive of any Tax (including value added tax) which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

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                                       37

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       (b) The obligation of the Company under paragraph (a) above will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant Tax.

13.    INCREASED COSTS

13.1   Increased Costs

       Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

       (a) the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

       (b) compliance with any law or regulation,


       (including any law or regulation relating to taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control). Any demand made under this Clause 13.1 shall give reasonable detail of the circumstances giving rise to the increased cost in question, but nothing in this paragraph requires the Finance Party to disclose any confidential information regarding tax or other affairs or computations which it regards as confidential.

13.2   Exceptions

       The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

       (a) compensated for under another Clause or would have been but for an exception to that Clause;

       (b) a tax on the overall net income of a Finance Party or any of its Affiliates; or

       (c) attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

13.3   Additional Costs

       (a) This Clause 13.3 applies if, whether now or in the future, either:

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                                       38

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         (i)   a requirement to pay fees is imposed by the Financial Services
               Authority under the Fees Regulations; or (ii) a reserve requirement is imposed by the Central European Bank;

         (ii)  a reserve requirement is imposed by the Central European Bank;

         which, in either case, is applied to any Lender (and would be applied generally to banks or financial institutions of a similar nature to that Lender) as a consequence of its entering into and/or performing its obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making one or more Loans hereunder. If, as a result, that Lender's effective return on its overall capital is reduced, the Company agrees to reimburse that Lender for the amount claimed.

     (b) In the event that Clause 13.3(a) applies, each Lender may submit a certificate setting out a calculation of the amount claimed by it to the Facility Agent within the period (the "Certificate Period") of 10 Business Days after the end of each Relevant Period (as defined below). The Facility Agent will notify the Company of the amount claimed by that Lender within five Business Days after the end of the relevant Certificate Period and the Company shall reimburse that Lender for the amount claimed within three Business Days after the date of such notification.

     (c) In this Clause 13.3 a "Relevant Period" is, as appropriate:

         (i) the period beginning on the date of this Agreement and ending on 30 June 2002, or

         (ii) each subsequent period of six months starting on the previous day of the preceding period and ending on 30 June or, as the case may be, 31 December; and

         (iii) the period shorter than six months which starts on the 30 June or 31 December in a year and ends on the Final Bridge Maturity Date; and

         "Fees Regulations" means, as appropriate, either:

         (i)   the Banking Supervision (Fees) Regulations 2000; or

         (ii) such regulations as may be in force from time to time relating to the payment of fees for banking supervision after 31 March 2001.

13.4 Claims

     A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.


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14.      MITIGATION

14.1     Mitigation

         (a) Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

             (i) any Tax Payment or Increased Cost being payable to that Finance
                 Party; or
             (ii) that Finance Party being able to exercise any right
                  of prepayment and/or cancellation under this Agreement by reason of any illegality,

         including transferring its rights and obligations under the Bridge Finance Documents to an Affiliate or changing its Facility Office.

         (b) The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

         (c) A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.2     Conduct of business by a Finance Party

         No term of this Agreement will:

         (a) interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

         (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

         (c) oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

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                                       40


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15.      PAYMENTS

15.1     Place

         Unless a Bridge Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Bridge Finance Documents must be made to the Facility Agent to its account at such office or bank in London as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

15.2     Funds

         Payments under the Bridge Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3     Distribution

         (a) Each payment received by the Facility Agent under the Bridge Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in London as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.


         (b) Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.4     Currency

         (a) Unless a Bridge Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Bridge Finance Documents is determined under this Clause.

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                                       41


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         (b) Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

         (c) A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

         (d) Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

         (e) Each other amount payable under the Bridge Finance Documents is payable in Sterling.

15.5     No set-off or counterclaim

         All payments made by the Company under the Bridge Finance Documents must be made without set-off or counterclaim.

15.6     Business Days

         (a) If a payment under the Bridge Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

         (b) During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.7     Partial payments

         (a) If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Bridge Finance Documents, the Facility Agent must apply that payment towards the obligations of the Company under the Bridge Finance Documents in the following order:

             (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Bridge Finance Documents, and to the fees and expenses due and payable to the Trustee under the Exchange Note Indenture;

             (ii) secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

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                                       42


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               (iii) thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

               (iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Bridge Finance Documents.

         (b) The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

         (c) This Subclause will override any appropriation made by the Company.

15.8     Timing of payments

         If a Bridge Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

16.      REPRESENTATIONS

16.1     Representations

         The representations set out in this Clause are made by the Company to each Finance Party.

16.2     Status

         (a) It is a limited liability company, duly incorporated and validly existing under the laws of England and Wales.

         (b) It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.3     Powers and authority

         It has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

 16.4    Legal validity

         (a) Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement or to any reservation as set out below, each Transaction Document to which it is a party is its legally binding, valid and enforceable obligation.

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                                       43

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     (b)   A "reservation" for the purposes of paragraph (a) is the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts and similar principles.

16.5 Non-conflict

     The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party does not conflict with:

     (a)   any law or regulation applicable to it;

     (b)   its constitutional documents; or

     (c)   any document which is binding upon it or any of its assets.

16.6 No default

     (a) No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Transaction Document to which it is a party; and

     (b) no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries' assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

16.7 Authorizations

     All authorizations required by it in connection with:

     (a) the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents to which it is a party; and

     (b) the carrying on by it of its business in all material respects as it is being conducted,


     have been obtained or effected (as appropriate) and are in full force and effect or will be obtained or effected and be in full force and effect prior to the date required by law for that matter or fact requiring the relevant authorization.


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                                       44

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16.8  Financial statements

      (a) The financial statements of the Company most recently delivered to the Facility Agent (which at the date of this Agreement are the Original Financial Statements):

            (i)    have been prepared in accordance with the Accounting
                   Principles;

            (ii) give a true and fair view of (if audited) or fairly present (if unaudited) the financial condition (consolidated, if applicable) of the Company as at the date to which they were drawn up and results of operations during the period covered; and

            (iii) to the extent consolidated, include or consolidate into such financial statements the results of each member of the Group for the relevant period and do not consolidate or include the results of any other company, limited partnership or like entity.

      except, in each case, as disclosed to the contrary in those financial statements.

      (b) The budgets, forecasts and projections contained in the Business Plan or in any material delivered to the Facility Agent under this Agreement were arrived at after careful consideration, having been prepared (inter alia) on the basis of recent historical information and the Accounting Principles and on the basis of assumptions which are believed by the Company to be reasonable.

16.9  No material adverse change

      In the case of the Company only, as at the date of this Agreement there has been no material adverse change in the business, condition (financial or otherwise), operations, assets, performance, prospects or results of operations of the Group since 30th September, 2001.

16.10 Litigation

      (a) No litigation, arbitration or administrative proceedings or regulatory enquiry relating to any member of the Group are current or, to its knowledge, pending or threatened, which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect.

      (b) It is not (and none of its Subsidiaries is) in breach of and has not (and none of its Subsidiaries have) breached any law or regulation (including any relating to the environment or health and safety), in a manner or to an extent which is reasonably likely to have a Material Adverse Effect.


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                                       45

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       (c)  No labor disputes are current or, to its knowledge, threatened which are reasonably likely to have a Material Adverse Effect.

16.11  Pari passu ranking

       Its obligations under the Bridge Finance Documents rank and will rank at least pari passu with all its other unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.12  Taxes

       (a) It is not (and none of its Subsidiaries are) overdue in the filing of any Tax returns or filings where failure to do so is reasonably likely to have a Material Adverse Effect .

       (b) No claims or investigations by any tax authority are being or are reasonably likely to be made or conducted against it (or any of its Subsidiaries) which are reasonably likely to have a Material Adverse Effect.

16.13  Taxes on payments

       Subject to the assumptions and reservations contained in the legal opinion issued under Schedule 2 hereto, as at the date of this Agreement, all amounts payable by it under the Bridge Finance Documents as at the date of this Agreement may be made without any Tax Deduction.

16.14  Stamp duties

       Subject to the assumptions and reservations contained in the legal opinion issued under Schedule 2 hereto, as at the date of this Agreement, no ad valorem stamp or registration duty or similar Tax or charge is payable in the jurisdiction of incorporation of the Company in respect of any Bridge Finance Document as at the date of this Agreement.

16.15  Security

       No Security Interest exists on any asset of any member of the Group contrary to Clause 19.5.

16.16  Financial Indebtedness

       On and from the Effective Date, no member of the Group has any (actual or contingent) Financial Indebtedness outstanding which is not permitted by the terms of this Agreement.

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                                       46

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16.17  Documents

       (a) The documents delivered to the Facility Agent by or on behalf of the Company pursuant to Clause 4.1 were genuine and, in the case of copy documents, were true, complete and accurate copies of originals, which are in full force and effect (or if a copy, the original is in full force and effect) and have not been amended, varied or replaced in any respect which could adversely affect the interests of the Finance Parties under the Bridge Finance Documents.

       (b) Documents required to be and which are delivered to the Facility Agent under this Agreement by or an behalf of any Obligor after the Effective Date were, when delivered, genuine and, in the case of copy documents, were true, complete and accurate copies of originals which when delivered were in full force and effect (or, if a copy, the original was in full force and effect) and such documents or originals have not been amended, varied or replaced in any respect which could adversely affect the interest of the Finance Parties under the Bridge Finance Documents.

       (c) The Hive-Down Documents as furnished to the Facility Agent under this Agreement contain all the material terms of the Hive-Downs.

16.18  Information Package

       (a)  In this Subclause:


       "Information Package" means:

            (i)  the Business Plan; and

            (ii) the Information Memorandum.

       (b) In the case of the Company only and as at the date the Information Package (or part thereof) is delivered to the Arrangers:

            (i) All factual information contained in the Information Package was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

            (ii) all expressions of opinion or intention contained in the
                 Information Package were made after careful consideration and are believed by the Company to be reasonable as at the date at which it is stated to be given;


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                                       47

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            (iii) the financial projections and forecasts contained in the
                  Information Package have been prepared (inter alia) on the basis of recent historical information and the Accounting Principles and on the basis of assumptions which are believed by the Company to be reasonable;

            (iv) the Information Package did not omit as at its date any information which, if disclosed, would make the Information Package untrue or misleading in any material respect; and

            (v) nothing has occurred since the date of the Information Package which, if disclosed, would make the factual information or financial projections contained in the Information Package untrue or misleading in any material respect.

16.19  Consultants' Reports

       (a) In this Subclause, "Consultants' Reports" means any report prepared by PricewaterhouseCoopers prior to the date of this Agreement and referred to in Schedule 2 hereto.

       (b) In the case of the Company only as at the date of this Agreement and as at the Effective Date:

            (i) all factual information which is contained or referred to in a Consultants' Report was true in all material respects at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

            (ii) all expressions of opinion or intention given by or on behalf of any member of the Group and all forecasts and projections furnished by or on behalf of any member of the Group to each such firm and contained in any Consultants' Report was arrived at after careful consideration and are believed by the Company to be reasonable as at the date at which it is stated to be given;

            (iii) no Consultants' Report omitted as at its date any information which, if disclosed, would make that Consultants' Report untrue or misleading in any material respect;

            (iv) nothing has occurred since the date of any Consultants' Report which, if disclosed, would make the factual information, forecasts, projections, expressions of opinion or intention or conclusions contained in that Consultants' Report untrue or misleading in any material respect; and

            (v) the Company has not omitted to disclose to the Arrangers any information which, if disclosed, would make any of the



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                   information supplied to the Arrangers by or on behalf of the
                   Company untrue or misleading in any material respect.

16.20  Structure Memorandum

       (a) In the case of the Company only, the Structure Memorandum shows all members of the Group (including, without limitation all partnerships and joint ventures) and contains descriptions which in all material respects are true, complete and correct of the corporate ownership structure of the Group and all material intercompany loans as they will be immediately after December 29, 2001; and

16.21  Newcos

       (a) Except as may arise under the Transaction Documents neither Enodis Holdings Limited nor Enodis Group Limited has traded or has any material liabilities or commitments (actual or contingent, present or future); and

       (b) the Company is the legal and beneficial owner of all of the shares in Enodis Holdings Limited.

16.22  Assets

       It owns or has leased or licensed to it all material assets necessary to conduct its business as it is being conducted.

16.23  Hived-Down Assets

       All of the Hived-Down Assets will, immediately upon the Effective Date and subject to the terms of the Hive-Down Agreements, be beneficially owned by Enodis Group Limited and Enodis Group Limited will be entitled forthwith to become the legal owner (registered in the case of shares and interests in registered land and/or Intellectual Property) of the Hived-Down Assets free from all Security Interests (other than those arising under the Security Documents or permitted under the Senior Credit Facilities), claims and competing interests.

16.24  Intellectual Property Rights

       (a) It (and each of its Subsidiaries) owns or has licensed to it all the Intellectual Property Rights which are required by it in order for it to carry on its business in all material respects as it is being conducted and it does not (nor do any of its Subsidiaries), in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which would have a Material
           Adverse Effect; and

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                                       49

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        (b) none of the Intellectual Property Rights which are material in the context of its business are, to its knowledge, being infringed nor, to its knowledge, is there any threatened infringement of those Intellectual Property Rights by any third party which would have a Material Adverse Effect.

16.25   Solvency

        (a) It is not and none of its Material Subsidiaries is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts;

        (b) neither it nor any of its Material Subsidiaries by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

        (c) as at the Effective Date, the value of its assets (and the assets of each of its Material Subsidiaries) is not less than its (or in the case of a Material Subsidiary, its Material Subsidiary's) liabilities taking into account contingent and prospective liabilities;

        (d) at all times following the Effective Date, the value of its assets (and the assets of each of its Material Subsidiaries) is not less than its (or in the case of a Material Subsidiary, its Material Subsidiary's) liabilities (taking into account contingent and prospective liabilities) contingent and prospective liabilities to an extent which is reasonably likely to have a Material Adverse Effect; and

        (e) no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of it or any of its Material Subsidiaries.

16.26   Environmental matters

        (a) It (and each of its Subsidiaries):

            (i)   has obtained all requisite Environmental Approvals; and

            (ii) is in compliance with all Environmental Law and Environmental Approvals applicable to it,

            where failure to do so is reasonably likely to have a Material Adverse Effect.

        (b) There is no Environmental Claim (whether in respect of any site previously or currently owned or occupied by any member of the Group or


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                                       50

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            otherwise) pending or threatened and to the best of their knowledge, there are no past or present acts, omissions, events or circumstances that would be likely to form the basis of any Environmental Claim against any member of the Group which in each case is reasonably likely to be determined against that member of the Group and which if so decided would have a Material Adverse Effect.

16.27   Jurisdiction/governing law

        (a) Subject to any qualifications as to matters of law referred to in any legal opinion required under this Agreement, its:

            (i) irrevocable submission under this Agreement to the jurisdiction of the courts of New York;

            (ii)  agreement that this Agreement is governed by New York law; and

            (iii) agreement not to claim any immunity to which it or its assets may be entitled,

        are legal, valid and binding under the laws of its jurisdiction of incorporation; and

        (b) any judgment obtained in New York will be recognized and be enforceable by the courts of its jurisdiction of incorporation.

16.28   United States laws

        (a) In this Subclause:


        "holding company", "affiliate" and "subsidiary company" have the meanings given to them in the United States Public Utility Holding Company Act of 1935.

        "investment company" and "controlled" have the meanings given to them in the United States Investment Company Act of 1940.

        "public utility" has the meaning given to it in the United States Federal Power Act of 1920.

        (b) It is not:

            (i) a holding company, an affiliate of a holding company or a subsidiary company of a holding company, or subject to regulation, under the United States Public Utility Holding Company Act of 1935;

            (ii) a public utility, or subject to regulation, under the United States Federal Power Act of 1920;




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                                       51

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                  (iii)    an investment company or a company controlled by an
                           investment company; or

                  (iv) subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

16.29    Times for making representations

         (a) The representations set out in this Clause are made by the Company on the date of this Agreement.

         (b) Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

                  (i) the Company on the date of a Request, the first day of each Interest Period.

         (c) When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

16.30    Margin Stock

         (a) No U.S. Group Company is engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of "buying" or "carrying" any Margin Stock.

         (b) None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation U or Regulation X.

         (c) No U.S. Group Company or any agent acting on its behalf has taken or will take any action which might cause the Bridge Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

17.      INFORMATION COVENANTS

17.1     Financial statements

         (a) The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:





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                  (i)      the audited consolidated financial statements of the
                           Company for each of its financial years together with an annual cashflow statement;

                  (ii) the unaudited consolidated financial statements of the Company for each of its financial quarters; and

                  (iii) the monthly management accounts (being for the usual periods of 4 or 5 weeks) of the Company and related information package prepared by the Company.

         (b) All financial statements, management accounts and the related information package prepared by the Company must be supplied as soon as they are available and:

                  (i) in the case of the Company's audited consolidated financial statements and the annual cashflow statement, within 120 days;

                  (ii) in the case of the Company's quarterly unaudited consolidated financial statements, within 45 days; and

                  (iii) in the case of the Company's monthly management accounts, within 45 days,

                  of the end of the relevant financial period.

17.2     Compliance Certificate

         (a) A "Compliance Certificate" is a certificate, substantially in the form of Schedule 8 hereto setting out, among other things, calculations of the financial covenants.

         (b) The Company shall supply to the Facility Agent a Compliance Certificate with each set of its annual and quarterly financial statements sent to the Facility Agent under this Agreement. The calculations of the financial covenants contained in the relevant Compliance Certificate will be made as at the date of the financial statements which that Compliance Certificate is meant to accompany.

         (c) A Compliance Certificate must be signed by two authorized signatories of the Company.

         (d) The Company shall procure that there is also supplied to the Facility Agent with each Compliance Certificate delivered in respect of the audited financial statements of the Group a written statement (the "Report") prepared by the Company's auditors. The Report must confirm that:

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                                       53

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                  (i)      the financial information contained in the
                           accompanying Compliance Certificate has been accurately extracted from the underlying accounting records;

                  (ii) the calculations shown in the Compliance Certificate made in accordance with Clauses 18.3, 18.4 and 18.5 of this Agreement are arithmetically correct;

                  (iii) the financial information in the Compliance Certificate is presented in compliance with the relevant accounting definitions as to its elements and composition set out in Clauses 7.6 (with respect to the definition of "Surplus Cashflow") and 1.1 of this Agreement; and

                  (iv) based on information extracted from the Group's accounting records, upon which the latest audited financial statements of the Group have been based, the companies listed in paragraph 4 of the Compliance Certificate meet the definition of Material Subsidiaries.

17.3     Form of financial statements

         (a) The Company shall procure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the Group as at the date to which those financial statements were drawn up.

         (b) The Company shall procure that the Facility Agent is notified of any change to the basis on which and any departure from the Accounting Principles adopted on which its audited consolidated financial statements are prepared.

         (c) If requested by the Facility Agent, the Company shall procure that there is supplied to the Facility Agent:

                  (i) A full description of any change or departure notified under paragraph (b) above; and

                  (ii) sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed or different accounting basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

         (d) If requested by the Facility Agent or the Company, the Company or the Facility Agent must enter into discussions for a period of not more than 30

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                                       54

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                  days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

         (e) If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company shall procure that there is supplied with each set of the Group's financial statements another set of its financial statements prepared on the basis of the Accounting Principles as used in the Original Financial Statements.

         (f) If required by the Facility Agent if there are reasonable grounds for believing that it is materially inaccurate the Company will procure that the Auditors (at the cost of the Company) confirm to the Facility Agent the accuracy of information supplied pursuant to paragraphs (c) or (e) above and the effect of any changes or proposed changes to the financial ratios set out in Clause 18.

17.4     Auditors

         If the Facility Agent has reasonable grounds for believing that there is or may be an outstanding Default and/or that material financial information provided by any member of the Group is or may be incorrect and wishes to discuss the financial position of any member of the Group with the Auditors, the Facility Agent may notify the Company, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors. In this event, the Company shall procure that the Auditors are authorized (at the expense of the Company):

         (a) to discuss the financial position of each member of the Group with the Facility Agent on request from the Facility Agent with a representative of the Company present at such discussions; and

         (b) to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request.

17.5     Information - miscellaneous

         The Company must supply to the Facility Agent:

         (a) copies of all documents dispatched by the Company to its shareholders (or any class of them) or by the Company or Enodis Holdings Limited or Enodis Holdings Limited's creditors generally at the same time as they are dispatched;

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                                       55

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         (b)      promptly upon becoming aware of them, details of any
                  litigation, arbitration or administrative proceedings which are current, threatened or pending and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

         (c) promptly on request following any acquisition or disposal by a member of the Group (whether intra-Group or otherwise), a list of the then current Material Subsidiaries; and

         (d) promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request where the disclosure would not breach any bona fide confidentiality undertaking binding on any member of the Group.

17.6     Notification of Default

         (a) The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

         (b) Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorized signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.7     Year end

The Company shall:

         (a) procure that its financial year end is not changed (other than due to changes in dates arising from having a 52 or 53 week financial year); and

         (b) procure that each financial year and financial quarter of the Group ends on an Accounting Date.

17.8     Use of websites

         (a) Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

                  (i)      the Facility Agent agrees;




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                  (ii)     the Company and the Facility Agent designate an
                           electronic website for this purpose;

                  (iii) the Company notifies the Facility Agent of the address of and password for the website; and

                  (iv) the information posted is in a format agreed between the Company and the Facility Agent.

         The Facility Agent must supply each relevant Lender with the address of and password for the website.

         (b) Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

                  (i) any Lender not agreeing to receive information via the website; and

                  (ii) within ten Business Days of request any other Lender, if that Lender so requests.

         (c) The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

                  (i)      the website cannot be accessed;

                  (ii) the website or any information on the website is infected by any electronic virus or similar software;

                  (iii)    the password for the website is changed; or

                  (iv) any information to be supplied under this Agreement is posted on the website or amended after being posted.

         If the circumstances in paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form.

17.9     Exchange Note Covenants

         Following the Initial Bridge Maturity Date, the covenants specified above in Clauses 17.1 through 17.8 shall no longer be applicable and the Company shall comply with the covenants specified in Sections 4.02 and 4.14 of the Exchange Note Indenture. The provisions of this Clause 17.9 shall not affect any Default or Event of Default that exists on the Initial Bridge Maturity Date.

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18.      FINANCIAL COVENANTS

18.1     Definitions

         In this Clause:

         "Capital Expenditure" means any expenditure which is treated as capital expenditure in accordance with the accounting principles applied in the Original Financial Statements.

         "Consolidated Cash and Cash Equivalents" means, at any time Cash and Cash Equivalents to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Debt.

         Any amount in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of the rate of exchange used by the Company in its most recent published profit and loss account.

         "Consolidated Cashflow" means, for a Measurement Period, Consolidated EBITDA for that Measurement Period, adjusted by:

         (a) adding back any extraordinary or exceptional item received in cash or deducting any extraordinary or exceptional item paid in cash during that Measurement Period;

         (b) deducting Capital Expenditure paid or required to be paid during that Measurement Period;

         (c) deducting all non-cash credits and adding back all non-cash debits included in Consolidated EBITDA during that Measurement Period;

         (d) deducting all dividends or any other distributions payable during that Measurement Period to any person which is not a member of the Group;

         (e) deducting all corporation tax and withholding tax paid or which fell due for payment during that Measurement Period;

         (f) deducting any increase or adding back any decrease in working capital during that Measurement Period; and

         (g) deducting (to the extent otherwise included) any proceeds of a Disposal, Share Disposal or insurance claim to the extent of the amount of any prepayment required to be made under Clauses
                  11.4 and/or 11.7 of the Senior Credit Facilities in consequence of the occurrence thereof.

         "Consolidated EBITDA" means the consolidated net pre-taxation profits of the Group for a Measurement Period, adjusted by:

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         (a)      adding back Consolidated Interest Payable;

         (b) deducting any financing charges received or receivable by the Group during that Measurement Period;

         (c)      excluding any amount attributable to minority interests;

         (d)      excluding any exceptional or extraordinary item;

         (e) excluding any profit or loss arising during that Measurement Period with respect to Felsted after the date of this Agreement;

         (f) adding back depreciation and amortisation including the amortisation of deferred finance cost;

         (g) adding back any up front fees and other finance costs written off during that Measurement Period;

         (h) deducting the amount of profit of any joint venture included in Consolidated EBITDA during that Measurement Period which has not been distributed in cash to a member of the Group;

         (i)      for the purposes of calculating the ratio set out in Clause
                  19.4 only, including the net pre-taxation profits of a member of the Group as adjusted in accordance with paragraphs (a) to
                  (h) above or business acquired during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; and

         (j)      for the purposes of calculating the ratio set out in Clause
                  19.4 only, excluding the net pre-taxation profit attributable to any member of the Group as adjusted in accordance with paragraphs (a) to (h) above or to any business sold during that Measurement Period.

         "Consolidated Interest Payable" means all interest and periodic financing charges including acceptance commission, accrued discount, commitment fee and the interest element of rental payments on finance or capital leases (whether, in each case, paid, payable or capitalized), incurred (on an accruals basis) by the Group in effecting, servicing or maintaining Consolidated Total Debt during a Measurement Period (adjusted for any net payment or receipt under any interest rate hedging agreement or instrument and for the interest element of any net payment or receipt (plus or minus any accrued exchange gains or losses) under any currency hedging instrument or arrangement), but, for the avoidance of doubt, excluding:

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         (a)      the charging of fees incurred in connection with the Existing
                  Facility Agreement to the profit and loss account for the financial year ended 30th September, 2002; and

         (b)      the amortisation of deferred finance costs.

         "Consolidated Net Interest Payable" means Consolidated Interest Payable less all financing charges received or receivable by the Group during the relevant Measurement Period.

         "Consolidated Net Senior Interest Payable" means Consolidated Interest Payable to the extent only that it is referable to Consolidated Total Senior Debt less all interest and periodic financing charges (of the type referred to in Consolidated Interest Payable) received or receivable by the Group during the relevant Measurement Period.

         "Consolidated Net Worth" means at any time the aggregate of:

         (a) the amount paid up or credited as paid up on the issued share capital of the Company; and

         (b) the amount standing to the credit of the consolidated capital and revenue reserves of the Group (including the share premium account and including amounts previously eliminated against reserves in accordance with FRS 10), based on the latest published consolidated balance sheet of the Company (the "latest balance sheet") but adjusted by:

                  (i) adding any amount standing to the credit of the profit and loss account of the Group for the period ending on the date of the latest balance sheet to the extent not included in sub-paragraph (b) above;

                  (ii) deducting any dividend or other distribution declared or made by any member of the Group to a person who is not a member of the Group;

                  (iii) deducting any amount standing to the debit of the profit and loss account of the Group for the period ending on the date of the latest balance sheet;

                  (iv) deducting any amount attributable to any intangible asset (other than goodwill);

                  (v) deducting any amount attributable to an upward revaluation of assets after 30th September, 2001 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group other than any upward revaluation of assets undertaken by an

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                           independent third party professional adviser in
                           accordance with UK GAAP;

                  (vi) reflecting any variation in the amount of the issued share capital of the Company and the consolidated capital and revenue reserves of the Group after the date of the latest balance sheet;

                  (vii) reflecting any variation in the interest of the Company in any other member of the Group since the date of the latest balance sheet;

                  (viii) excluding any amount attributable to deferred taxation;

                  (ix) excluding any amount attributable to minority interests;

                  (x) excluding any amount attributable to the write down of goodwill as the result of a disposal of business; and

                  (xi) adding back any amount attributable to the write back of goodwill.

         "Consolidated Total Debt" means, in respect of the Group, at any time the aggregate of the following:

         (a)      the outstanding principal amount of any moneys borrowed;

         (b) the outstanding principal amount of any acceptance under any acceptance credit;

         (c) the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

         (d) the capitalized element of indebtedness under a finance or capital lease;

         (e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

         (f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

         (g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

         (h) the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

                  (i) the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a)
                           - (h) above which is




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                 the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group,

     but excluding any amount included in the above attributable to minority interests. Any amount outstanding in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of the rate of exchange used by the Company in its most recent published profit and loss account.

     "Consolidated Total Debt Service" means, for any Measurement Period:

     (a)  Consolidated Net Interest Payable for that Measurement Period; plus

     (b) all Consolidated Total Debt which fell due for repayment or prepayment during that Measurement Period, other than:

          (i) any principal amount repaid or prepaid under a revolving credit or overdraft or similar facility which remains available for redrawing; or

          (ii)   any amount mandatorily prepaid under this Agreement.

     "Consolidated Total Net Debt" means at any time Consolidated Total Debt less Consolidated Cash and Cash Equivalents.

     "Consolidated Total Net Senior Debt" means Consolidated Total Senior Debt less Consolidated Cash and Cash Equivalents.

     "Consolidated Total Senior Debt" means Consolidated Total Debt less any amounts outstanding under the Loans, Exchange Notes, High Yield Refinancing Securities or Bond Exchange Notes.

     "Measurement Period" means a period of approximately 12 months ending on the last day of a financial quarter (including financial year-end) of the Company (and for the purposes only of the definition of Semi-annual Surplus Cashflow and the use of other defined terms in or for the purposes of that definition, a period comprising the first half of each financial year of the Company) and references in Clause 22 to 31st March, 30th June, 30th September and 31st December will be construed as the last day of the financial quarter (including financial year-end) falling on or about that date.

18.2 Interpretation

     Except as provided to the contrary in this Agreement, an accounting term or terms used in the accounts and used in this Clause are to be construed in accordance with the principles applied in connection with the Original Financial Statements.

     No item must be credited or deducted more than once in any calculation under this Clause.

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18.3 Consolidated Net Worth

     (a) The Company must ensure that Consolidated Net Worth is not at any time less than:

          (i) (pound)150,000,000 or, if higher, the amount calculated under paragraph (b) below, less (if there shall be any write down by the Company of its investment in the business known as Kysor Warren, being part of the company Kysor Industrial Corporation ("Kysor Warren")

          (ii)   the lesser of:

                 (A)  (pound)50,000,000; and

                 (B) the Sterling equivalent (determined in accordance with the Accounting Principles) of the appropriate amount of any write-downs by the Company of its investment in Kysor Warren made on or after the date hereof.

     (b) The minimum amount under paragraph (a)(i) above will be increased at the end of each financial year of the Company by an amount equal to 50 per cent. of the amount standing to the credit of the profit and loss account of the Group at the end of that financial year.

18.4 Leverage

     (a) The Company must ensure that the ratio of Consolidated Total Net Debt to Consolidated EBITDA does not for and as at the end of any Measurement Period ending on or about any of the dates set out in the table set out in Clause 18.7 exceed that set out against that date in Column V of such table.

     (b) The Company must ensure that the ratio of Consolidated Total Net Senior Debt to Consolidated EBITDA does not for and as at the end of any Measurement Period ending on or about any of the dates set out in the table set out in Clause 18.7 exceed that set out in Column W of that table.

18.5 Interest Cover

     (a) The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Net Interest Payable is not for any Measurement Period ending on or about any of the dates set out in the table set out in Clause 18.7 less than that set out against that date in Column X of that table.

     (b) The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Net Senior Interest Payable is not for any Measurement

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          Period ending on or about any of the dates set out in the table set out in Clause 18.7 less than that set out against that date in Column Y of that table.

18.6 Cash flow

     The Company must ensure that Consolidated Cashflow for any Measurement Period ending on or about any of the dates set out in the table set out in Clause 18.7 is not less than the multiple of Consolidated Total Debt Service for such Measurement Period set out against that date in Column Z of that table.

18.7 Covenant Table

     The table referred to in Clauses 18.4, 18.5, and 18.6 is as follows:

Date                        V          W          X          Y          Z

31st March, 2002            4.50:1     3.00:1     2.50:1     3.00:1     1.05

30th June, 2002             4.00:1     2.90:1     2.50:1     3.00:1     1.05

30th September, 2002        4.25:1     2.80:1     2.50:1     3.00:1     1.05

31st December, 2002         3.90:1     2.65:1     2.50:1     3.40:1     1.05

31st March, 2003            3.70:1     2.50:1     2.65:1     4.00:1     1.05

30th June, 2003             3.50:1     2.35:1     2.80:1     4.40:1     1.05

30th September, 2003        3.00:1     2.00:1     3.00:1     4.75:1     1.05

31st December, 2003         2.85:1     1.80:1     3.00:1     5.00:1     1.05

31st March, 2004            2.75:1     1.65:1     3.30:1     5.25:1     1.05

30th June, 2004             2.40:1     1.40:1     3.50:1     5.50:1     1.05

30th September, 2004        2.15:1     1.15:1     3.75:1     5.75:1     1.05

31st December, 2004         2.00:1     1.05:1     3.75:1     5.75:1     1.05

31st March, 2005            2.00:1     1.00:1     4.00:1     6.00:1     1.05

30th June, 2005             2.00:1     1.00:1     4.00:1     6.00:1     1.05

30th September, 2005        2.00:1     1.00:1     4.00:1     6.00:1     1.05

31st December, 2005         2.00:1     1.00:1     4.00:1     6.00:1     1.05


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31st March, 2006          2.00:1      1.00:1      4.00:1      6.00:1      1.05

30th June, 2006           2.00:1      1.00:1      4.00:1      6.00:1      1.05

30th September, 2006      2.00:1      1.00:1      4.00:1      6.00:1      1.05

31st December, 2006       2.00:1      1.00:1      4.00:1      6.00:1      1.05

31st March, 2007          2.00:1      1.00:1      4.00:1      6.00:1      1.05

30th June, 2007           2.00:1      1.00:1      4.00:1      6.00:1      1.05

30th September, 2007      2.00:1      1.00:1      4.00:1      6.00:1      1.05

31st December, 2007       2.00:1      1.00:1      4.00:1      6.00:1      1.05

31st March, 2008          2.00:1      1.00:1      4.00:1      6.00:1      1.05

18.8  Exchange Note Covenants

      Following the Initial Bridge Maturity Date, the covenants specified above in Clauses 18.1 through 18.7 shall no longer be applicable. The provisions of this Clause 18.8 shall not affect any Default or Event of Default that exists on the Initial Bridge Maturity Date.

19.   GENERAL COVENANTS

19.1  General

      The Company agrees to be bound by the covenants set out in this Clause and, where the covenant is expressed to apply to each member of the Group, the Company must ensure that each of its Subsidiaries performs that covenant.

19.2  Authorizations

      (a) The Company must promptly obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document to which it is a party.

      (b) Each member of the Group must obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to carry on its business where failure to do so is reasonably likely to have a Material Adverse Effect.

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19.3  Compliance with laws

      Each member of the Group must comply in all respects with all laws and regulations to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

19.4  Pari passu ranking

      The Company must ensure that its payment obligations under the Bridge Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.5  Negative pledge

      (a) Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its present or future assets.

      (b)   Paragraph (a) does not apply to:

            (i)    any Security Interest constituted by the Security  Documents;

            (ii) any Security Interest listed in Schedule 6 to the Senior Credit Facilities except to the extent:

                   (A) the principal amount secured by that Security Interest exceeds the amount stated in that Schedule or, if lower, the principal amount secured by that Security Interest at the date of this Agreement; and

                   (B) the principal amount of Financial Indebtedness secured by all Security Interests listed in Schedule 6 to the Senior Credit Facilities exceeds (pound)10 million (or its equivalent) plus any Financial Indebtedness to the extent covered by a Letter of Credit under the Senior Credit Facilities or a letter of credit issued under an Ancillary Facility (as defined in the Senior Credit Facilities);

            (iii) any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its or the Group's financing arrangements (including derivative transactions) for the purpose of netting debit and credit balances;

            (iv) any lien arising by operation of law and in the ordinary course of trading;


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            (v)    any Security Interest arising pursuant to the general banking terms and conditions of any bank holding an account of any member of the Group in Germany;

            (vi) any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement but only for the period of 6 months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

            (vii) any Security Interest over any asset which has been or is acquired by a member of the Group where the Security Interest is security for, or for indebtedness incurred to finance, the acquisition price of that asset;

            (viii) any Security Interest over goods, documents of title to goods and related documents and insurances and their proceeds to secure liabilities of any member of the Group in respect of a letter of credit or other similar instrument issued for all or part of the purchase price and costs of shipment, insurance and storage of goods acquired by any member of the Group in the ordinary course of trading;

            (ix) any Security Interest arising out of title retention provisions in a supplier's standard conditions of supply in respect of goods acquired by the relevant member of the Group in the ordinary course of trading;

            (x) any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs and the aggregate amount outstanding under transactions of the type referred to in paragraph (c) below) does not exceed (pound)5,000,000 or its equivalent at any time; and

            (xi) any Security Interest over the warrants issued by Nobia AB and relating to the disposal by the Company of Magnet Limited and various other of its Subsidiaries.

     (c)    Except as provided below, no member of the Group may:

            (i) sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

            (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms,

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     in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

     (d)  Paragraph (c) does not apply to:

          (i)    any transactions where the aggregate of:

                 (A) the outstanding obligations of any member of the Group which is a Guarantor under a sale, transfer or disposal under sub-paragraph (c)(i); plus

                 (B) the outstanding recourse to a member of the Group which is a Guarantor under a transaction under sub-paragraph
                       (c)(ii); plus

                 (C) the principal amount secured by Security Interests created or permitted to subsist by a Guarantor and allowed under sub-paragraph (b)(ix) above,

     does not exceed (pound)5,000,000 (or its equivalent); or

          (ii) any amount outstanding under any transaction under sub-paragraph (c) above entered into by members of the Group which are not Guarantors when aggregated with Financial Indebtedness of all members of the Group (other than Guarantors) permitted to exist under Clause 19.7 does not exceed the aggregate amount permitted under Clause 19.7(b)(vi); or

          (iii) intra-Group arrangements of the type described in paragraph (c) above.

19.6 Disposals

     (a) Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of:

          (i)    any shares in any member of the Group;

          (ii)   all or any part of its assets.

     (b) Paragraph (a)(i) does not apply to any disposal where all shares owned by any member of the Group in a Subsidiary are disposed of at the time of the disposal and, either:

          (i) the Net Proceeds of such disposal are applied promptly in prepayment of the Senior Credit Facilities to the extent required by

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                 and in accordance with Clause 11.4 of the Senior Credit
                 Facilities; or

          (ii)   the disposal is:

                 (A) a disposal of shares in a Subsidiary which is not a Material Subsidiary, and

                 (B) a disposal of shares to a wholly-owned Subsidiary of the Company, and

                 (C) (if the member of the Group disposing of the shares is an Obligor) a disposal of shares to another Obligor, and

          (if the shares being disposed of are secured under the Senior Credit Facilities), immediately upon completion of the disposal security at least equivalent to that over such shares existing in favor of the Facility Agent immediately prior to their disposal is created in favor of such Facility Agent under the Senior Credit Facilities, in form and substance satisfactory to such Facility Agent.

     (c)  Paragraph (a)(ii) does not apply to:

          (i)    any disposal of all or part of Felsted for Cash;

          (ii) any disposal made in the ordinary course of trading of the disposing entity;

          (iii) any disposal of assets in exchange for other assets comparable or superior as to type, value and quality;

          (iv) any disposal from one member of the Group to another member of the Group provided that (A) if immediately prior to such disposal security is provided over such assets to the Facility Agent pursuant to the terms of the Security Documents, like security shall be provided in a manner satisfactory to the Facility Agent over such assets in favor of the Facility Agent, and (B) where the member of the Group effecting such disposal is an Obligor, the member of the Group to whom the assets are disposed of shall also be an Obligor;

          (v)    any disposal of Cash or Cash Equivalents;

          (vi) any disposal of obsolete assets which are no longer required for the purpose of the disposing entity's business;

          (vii) any disposal on arm's length terms to a joint venture to which a member of the Group is a party and in which the relevant member of the Group has management control or owns a majority of the voting rights and issued share capital;

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          (viii) any disposal where the Net Proceeds of that disposal are applied promptly in prepayment of the Senior Credit Facilities to the extent required by and in accordance with Clause 11.4 of the Senior Credit Facilities; or

          (ix) any disposal where the Net Proceeds (when aggregated with the Net Proceeds for any other disposal not allowed under the preceding sub-paragraphs) does not exceed (pound)5,000,000 or its equivalent in any financial year of the Company.

     (d) No member of the Group shall enter into any option or similar arrangement under which a person has a present or contingent right to require a member of the Group to sell or otherwise dispose of any material property or interest in property where such disposal would be prohibited by the provisions of this Clause 19.6.

     (e) Notwithstanding the rest of this Clause 19.6, no member of the Group may make a disposal, as referred to in paragraph (a) above, which is also a disposal of a Material Subsidiary or a business which if comprised in an entity would in consequence have been a Material Subsidiary, except to the extent that the Company has delivered to the Facility Agent in form and substance satisfactory to the Facility Agent a certificate signed by two authorized signatories of the Company certifying that the directors of the Company reasonably believe that, if the relevant disposal occurred, the financial covenants contained in Clause 19 will be complied with when tested for each of the four Measurement Periods succeeding such Measurement Period.

     (f) Notwithstanding the rest of this Clause 19.6, no member of the Group may make a disposal, as referred to in paragraph (a) above, other than for Cash consideration payable in full at completion of the disposal, save that up to 20% (for three months only from the date of this Agreement) and from then on 15% of the consideration relating to a disposal may be deferred or in the form of non-Cash consideration.

19.7 Financial Indebtedness

     (a) Except as provided below, no member of the Group may incur or permit to subsist any Financial Indebtedness.

     (b)  Paragraph (a) does not apply to:

          (i) any Financial Indebtedness incurred or permitted under the Bridge Finance Documents or the Senior Finance Documents;

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          (ii)   any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of 6 months from the date of acquisition and not established in contemplation of that acquisition;

          (iii)  any derivative transaction permitted under Clause 19.24;

          (iv)   any loan permitted under Clause 19.25;

          (v) any Financial Indebtedness to the extent covered by a Letter of Credit or letter of credit issued under an Ancillary Facility (as such terms are defined in the Senior Credit Facilities);

          (vi) Financial Indebtedness not otherwise permitted under the preceding sub-paragraphs which in aggregate does not exceed (pound)10,000,000 or its equivalent at any time.

     (c) The Company will not incur, and will procure that Topco will not incur, any Financial Indebtedness, other than:

          (i) in the case of the Company only, any Financial Indebtedness evidenced by High Yield Refinancing Securities or Bond Exchange Notes issued by the Company in compliance with the Senior Credit Facilities and any refinancing thereof provided that such refinancing is on terms materially no more onerous than the High Yield Refinancing Securities or Bond Exchange Notes;

          (ii) in the case of the Company only, any Financial Indebtedness incurred under the Bridge Finance Documents;

          (iii)  between itself and Topco;

          (iv)   to another member of the Group; or

          (v)    any loan permitted by Clause 19.25.

19.8 Change of business

     The Company must ensure that no substantial change is made to the general nature of the business of the Group taken as a whole (otherwise than through disposals permitted pursuant to Clause 19.6) from that carried on at the date of this Agreement.

19.9 Mergers

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any corporation, partnership, limited company, limited

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liability company, joint venture, association, joint-stock company, trust or unincorporated organization, unless:

     (a) the resulting, surviving or transferee entity (the "Successor Company") shall be organized and existing under the laws of (i) England and Wales, (ii) any country that is a member of the European Union on the Effective Date or (iii) the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, in form satisfactory to the Facility Agent, all the obligations of the Company under this Agreement;

     (b) immediately after giving pro forma effect to such transaction (and treating any Financial Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (c) immediately after giving pro forma effect to such transaction, the Successor Company would be able to incur an additional (pound)1.00 of Financial Indebtedness pursuant to Clause 18.4;

     (d) immediately after giving pro forma effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction;

     (e) the Company shall have delivered to the Facility Agent a certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Agreement; and

     (f) the Company shall have delivered to the Facility Agent an opinion of counsel to the effect that the Lenders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

     provided, however, that clauses (3) and (4) will not be applicable to (A)
     --------  -------
     an Obligor consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the

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       Company under this Agreement, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Loans and Exchange Notes.

19.10  Third party guarantees

       (a) In this Subclause, a "guarantee" includes a guarantee, an indemnity, counter-indemnity or other assurance against loss, but excludes for the avoidance of doubt, any warranty or indemnity commonly included in a share sale and purchase agreement or asset disposal agreement entered into on normal commercial terms (other than one related to Financial Indebtedness).

       (b) Except as provided below, no member of the Group may incur or allow to be outstanding any guarantee in respect of any person.

       (c)  Paragraph (b) does not apply to:

            (i)    any guarantee arising under the Senior Finance Documents;

            (ii)   any guarantee arising under the Hive-Down Agreements;

            (iii) any guarantee comprising a netting or set-off arrangement entered into by a member of the Group in favor of an Approved Bank in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances;

            (iv) the endorsement of negotiable instruments in the ordinary course of trade;

            (v) performance bonds guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business;

            (vi)   any indemnity given to a director of a member of the Group;

            (vii) guarantees in respect of any Financial Indebtedness of any member of the Group which is allowed under the Bridge Finance Documents; or

            (viii) guarantees where the aggregate amount so guaranteed by all members of the Group at any time does not exceed (pound)5,000,000 or its equivalent.

       (d) The Company shall procure that within one month of the Effective Date there is delivered to the Facility Agent in form and substance satisfactory to it a schedule of all guarantees of the type referred to in paragraph (c) above outstanding at the Effective Date which evidences that the amount

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            referred to in paragraph (c)(viii) above was not exceeded at the
            Effective Date and to the extent that this amount was exceeded the Parties agree to discuss in good faith with a view to determining whether an increase in the amount referred to in paragraph (c)
            (viii) above acceptable to the Finance Parties might be agreed.

19.11  Acquisitions

       (a)  Except as provided below, no member of the Group may:

            (i) acquire, subscribe for or invest in any company, business, shares or securities; or

            (ii)  incorporate any company.

       (b)  Paragraph (a) does not apply to:

            (i)   any transaction expressly set out in the Structure Memorandum;

            (ii)  Cash Equivalents;

            (iii) the subscription for shares in a member of the Group which immediately prior to the subscription was its direct Subsidiary and provided that the relevant shares are issued by that member of the Group in compliance with Clause 19.26 and (if the existing shares in such member of the Group are charged) are charged under the Security Documents;

            (iv) any acquisition, investment or subscription the aggregate consideration (including the amount of any indebtedness outstanding in any such company or business at the date of such acquisition, subscription or investment) for which, when aggregated with the consideration for all other such acquisitions, investments or subscriptions made after the date of this Agreement, does not exceed (pound)10,000,000;

            (v) any non-Cash consideration received pursuant to a disposal permitted under Clause 19.6; or

            (vi) the warrants issued by Nobia AB and relating to the disposal by the Company of Magnet Limited and various other of its Subsidiaries.

       (c) No member of the Group shall enter into any option or similar arrangement under which a person has a present or contingent right to require a member of the Group to acquire any asset or any interest in any asset where if the right were exercised the acquisition would breach the terms of any of the Bridge Finance Documents or the Senior Finance Documents.

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         (d)      The provisions of this Subclause shall only apply whilst
                  Compliance Certificates for the two most recent consecutive Measurement Periods have not shown that the ratio of Consolidated Total Net Debt to Consolidated EBITDA was below 2.0:1 and such ratio would not be below 2.0:1 for two consecutive Measurement Periods if any acquisition of the type referred to above was made.

19.12    Environmental matters

         (a)      Each member of the Group must:

                  (i)      obtain all requisite Environmental Approvals; and

                  (ii) ensure that it is in compliance with all Environmental Law and Environmental Approvals applicable to it,

                  (iii) where failure to do so is reasonably likely to have a Material Adverse Effect.

         (b) The Company must promptly upon becoming aware notify the Facility Agent of:

                  (i) any Environmental Claim current, or to its knowledge, pending or threatened; or

                  (ii) any circumstances reasonably likely to result in an Environmental Claim,

         which is reasonably likely to be adversely substantiated and which, if substantiated, is reasonably likely either to have a Material Adverse Effect or result in any liability for a Finance Party.

19.13    Insurance

         Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

19.14    The Company

         (a) The Company must not carry on any business or own any assets, other than:

                  (i) the ownership of shares in the capital of Enodis Holdings Limited and the lending of the Subordinated Intercompany Loan to Enodis Holdings Limited;




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                  (ii)     incurring Financial Indebtedness under the Bridge
                           Finance Documents and the Bond Documents or refinancing thereof;

                  (iii) the provision of administrative, but not treasury, services to the members of the Group as and to the extent generally provided by holding companies such as it;

                  (iv) exercising its rights relating to and complying with its obligations under the terms and conditions of the Hive-Down Documents;

                  (v) receiving payments from Enodis Holdings Limited or other Group members to the extent permitted by Clause
                           23.27 of the Senior Credit Facilities;

                  (vi) carrying out and making payments in relation to those activities permitted to be funded by payments permitted pursuant to Clause 23.27 of the Senior Credit Facilities;

                  (vii) holding and carrying out activities in relation to the Excluded Assets (as defined in the Hive-Down Agreements); and

                  (viii) conducting the Equity Offering launched on the date hereof; and

                  (ix) issuing ordinary shares in its capital of the same class as those to be issued pursuant to the Equity Offering where an amount equal to the net proceeds of such issue is subscribed for ordinary shares in the capital of Enodis Holdings Limited of the same class as those in issue at the date hereof.

         (b) The Company shall procure that Topco does not carry on any business or own any assets, other than:

                  (i) the ownership of shares in the capital of the Company;

                  (ii) incurring Financial Indebtedness in relation to any refinancing of the Facility, the Exchange Notes and/or the High Yield Refinancing Securities or the Bond Exchange Notes;

                  (iii) receiving payments from the Company or Enodis Holdings Limited to the extent permitted by Clause
                           23.27 of the Senior Credit Facilities;

                  (iv) carrying out and making payments in relation to those activities permitted to be funded by payments to Topco permitted pursuant to Clause 23.27 of the Senior Credit Facilities; and

                  (v) issuing ordinary shares in its capital of the same class as those issued on the establishment of Topco where an amount equal to the net proceeds of such issue is subscribed by Topco or the Company

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                           for ordinary shares in the capital of Enodis Holdings
                           Limited of the same class as those in issue at the date hereof.

19.15    [Reserved.]

19.16    Amendments to documents

         (a) The Company may not amend either the Subordinated Intercompany Loan Agreement or the Subordination Agreement without the prior written consent of the Lenders.

         (b)      No member of the Group may:

                  (i)      amend any of the Transaction Documents;

                  (ii) amend its memorandum or articles of association or other constitutional documents;

                  (iii) enter into any agreement with any shareholders in the Company; or

                  (iv) amend or waive any of the other documents delivered to the Facility Agent pursuant to Clause 4.1,

         without the prior written consent of the Original Lenders on or prior to the Effective Date and, thereafter (save where Majority Lender consent has been obtained), in any way which may affect materially and adversely the interests of the Lenders under the Bridge Finance Documents.

         (c) The Company must promptly supply to the Facility Agent a copy of any amendment or waiver of the documents referred to in paragraphs (a) and (b) above.

19.17    [Reserved.]

19.18    Access

         Upon reasonable notice being given by the Facility Agent, if the Facility Agent has reasonable grounds for believing that there is or may be an outstanding Default, the Company will procure that one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent are allowed to have access during normal business hours to the assets, books and records of each member of the Group and are able to inspect and copy the same.

19.19    Pension schemes

         (a)      Each member of the Group must:





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                  (i)      be in compliance in all material aspects with any
                           laws or contract relating to any of its pension schemes; and

                  (ii) maintain and fund its pension schemes to at least the extent required by local law and practice.

         (b) The Company must supply the Facility Agent with a copy of any actuarial report in respect of any pension scheme operated by a member of the Group which the Facility Agent may reasonably request.

19.20    Taxes

         (a) Each member of the Group shall pay all Taxes due and payable by it prior to the accrual of any material fine or penalty for late payment save to the extent that) payment of those Taxes is being contested in good faith and adequate reserves are being maintained for those Taxes.

19.21    Joint Ventures

         (a) Subject to paragraph (b) below, no member of the Group may enter into, invest in, acquire any interest in, transfer any asset to or lend to or guarantee the obligations of any joint venture, partnership or similar arrangement or enter into any agreement or obligation where it would have any obligation to do any of the foregoing.

         (b) Paragraph (a) above shall not apply to any joint venture, partnership or similar arrangement in which a member or members of the Group:

                  (i)      have management control; or

                  (ii)     own a majority of the issued voting share capital,

         of the relevant joint venture, partnership or similar arrangement.

19.22    [Reserved.]

19.23    Arm's length terms

         No member of the Group may enter into any material transaction with any person otherwise than on arm's length terms and for full market value save for intercompany loans permitted pursuant to Clause 19.25 and transactions required pursuant to and as permitted by the Bridge Finance Documents and the Senior Finance Documents.

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19.24    Treasury transactions

         (a) In this Subclause "treasury transaction" means any derivative transaction protecting against or benefiting from fluctuations in any rate or price.

         (b) No member of the Group may enter into any treasury transaction, other than:

                  (i) the hedging transactions contemplated by the Hedging Letter and documented by the Hedging Documents;

                  (ii) spot foreign exchange contracts entered into in the ordinary course of business; and

                  (iii) any treasury transaction entered into for the hedging of actual or projected exposures arising in the ordinary course of trading activities of a member of the Group.

         (c) The Company must ensure that the currency and interest rate hedging arrangements contemplated by the Hedging Letter are implemented in accordance with the terms of and within the time period specified in the Hedging Letter and that such arrangements are not terminated, varied, released or cancelled without the prior written consent of the Facility Agent save as permitted by the Priority Deed.

19.25    Loans out

         (a) Except as provided below, no member of the Group may be the creditor in respect of any Financial Indebtedness.

         (b)      Paragraph (a) does not apply to:

                  (i) trade credit extended by any member of the Group on normal commercial terms and in the ordinary course of its trading activities;

                  (ii) loans made by members of the Group to other members of the Group which are Obligors;

                  (iii) loans made by one member of the Group to another member of the Group identified in the Structure Memorandum and other intra-Group loans made after 29th December, 2001 and prior to the Effective Date;

                  (iv) subject to the terms of the Priority Deed loans made pursuant to the Intra-Group Funding Agreement;




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                  (v)      loans to the Company which constitute Permitted
                           Distributions and Permitted Additional Dividends and loans of the proceeds of such Permitted Distributions and Permitted Additional Dividends to Topco by the Company;

                  (vi) the Nobia AB vendor loan facility in the amount of (pound)20,000,000 relating to the disposal by the Company of Magnet Limited and various other of its Subsidiaries;

                  (vii) loans made as non-Cash consideration pursuant to a disposal permitted under Clause 19.6;

                  (viii) loans made by members of the Group to other members of the Group which are Obligors subject (where the lenders are Obligors) to a maximum aggregate principal amount at any time outstanding of (pound)5,000,000; or

                  (ix) loans made by any member of the Group in the ordinary course of business, including, without limitation, to its employees, customers and suppliers, subject to a maximum aggregate principal amount outstanding at any time of (pound)3,000,000.

         (c) The Company shall procure that within one month of the Effective Date there is delivered to the Facility Agent in form and substance satisfactory to it a schedule of all loans in respect of which any member of the Group was a creditor which were outstanding at the Effective Date which evidences that the amounts referred to in paragraphs (b)(viii) and (ix) above were not exceeded at the Effective Date in respect of such loans and to the extent that either or both of these amounts were exceeded the Parties agree to discuss in good faith with a view to determining whether an increase in either or both of the amounts referred to in those paragraphs acceptable to the Finance Parties might be agreed.

19.26    Share capital

         (a)      Except as provided below, no member of the Group may:

                  (i) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

                  (ii) (other than by Enodis Holdings Limited to the Company or by the Company to Topco) issue any shares which by their terms are redeemable; or

                  (iii)    issue any share capital to any person.

         (b)      Paragraph (a) does not apply to:





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                  (i)      the Company (except that if Topco has been formed,
                           paragraph (a) shall apply to the Company but shall not apply to Topco);

                  (ii) any transaction expressly allowed under the Bridge Finance Documents or Senior Finance Documents; or

                  (iii) the issue of shares by a member of the Group to another member of the Group which is its immediate Holding Company, where such shares become the subject of a charge in favor of the Lenders on the same terms as any other shares in such member of the Group which are charged to the Lenders by way of security (where any other shares in such member of the Group are the subject of a Security Interest in favor of the Lenders).

19.27    Dividends

         The Company may not:

         (a) declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution), whether in cash or in kind, on or in respect of any of its share capital;

         (b)      repay or distribute any dividend or share premium reserve;

         (c) pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company,


         other than the payment of (i) the proceeds of Permitted Distributions to Topco to the extent such proceeds represent indebtedness, financial obligations or liabilities of Topco under Subclause (e), (g) or (h) of the definition of Permitted Distributions set forth in the Senior Credit Facilities, and (ii) dividends from the proceeds of Permitted Additional Dividends.

19.28    [Reserved.]

19.29    Intellectual Property Rights

         (a)      Except as provided below, each member of the Group must:

                  (i) make any registration and pay any fee or other amount which is necessary to keep the Intellectual Property Rights which are material to the business of an Obligor or Material Subsidiary in force;

                  (ii)     record its interest in those Intellectual Property
                           Rights;




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                  (iii)    take such steps as are necessary and commercially
                           reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights;

                  (iv) not use or permit any Intellectual Property Right to be used in a way, or take or omit to take any action which may, adversely effect the existence or value of such Intellectual Property Right; and

                  (v) not enter into license arrangements in respect of those rights.

         (b)      Paragraph (a)(iv) does not apply to:

                  (i) license arrangements entered into with members of the Group for so long as they remain members of the Group; or

                  (ii) license arrangements entered into on normal commercial terms and in the ordinary course of its business.

19.30    Felsted


         No member of the Group may invest any amount in relation to Felsted, except where such investment (the "Felsted Investment") is made:

         (a) in connection with the performance of a binding contract (the "Felsted Contract") in relation to the development of a part of the Felsted site (the "Investment Site") where completion of and receipt of proceeds under such contract is contractually obliged to occur within eighteen months of any amount of such Felsted Investment being made;

         (b) where the terms of the Felsted Contract require consideration to be received by a member of the Group upon completion of such contract in an amount greater than the Felsted Investment made or to be made in connection with the relevant Investment Site; and

         (c) where the aggregate amount of the Felsted Investments made or contracted to be made under all Felsted Contracts referred to in paragraph (a) and (b) above which have not completed (together with the aggregate amount by which consideration received in relation to any Felsted Contract was in an amount less than the related Felsted Investment) is less than (pound)10,000,000.

19.31    Registered/Principal Offices

         The Company will and will procure that each member of the Group will, promptly notify the Facility Agent in writing of any change in its name or in the address of its registered or principal office.

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19.32    VAT representative member

         (a) The Company will make and will procure that any necessary members of the Group make all necessary applications to HM Customs & Excise for Enodis Group Limited to be substituted for the Company as the representative member of the Group for VAT purposes and use all reasonable endeavors to receive acknowledgement thereof from HM Customs & Excise.

         (b) The Company will not take any action to remove Enodis Group Limited as the representative member of the Group for VAT purposes.

         (c) The Company will take all necessary steps to promptly remove the Company from the VAT group of which the Group forms part.

19.33    [Reserved.]

19.34    United States laws

(a)      In this Subclause:

         "Code" means, at any date, the United States Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

         "ERISA" means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

         "ERISA Affiliate" means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

         "Margin Stock" has the meaning given to it in Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

         "Plan" means an employee benefit plan as defined in section 3(3) of
ERISA:

         (a)       maintained by the Company or any ERISA Affiliate; or

         (b) to which the Company or any ERISA Affiliate is required to make any payment or contribution.

         "Reportable Event" means:




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         (a)      an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

         (b) a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

(b)      The Company may not:

                  (i) extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

                  (ii) use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.

(c) The Company may not use any part of any Loan to acquire any security in a transaction that is subject to section 13 or 14 of the United States Securities Exchange Act of 1934.

(d) The Company must promptly upon becoming aware of it notify the Facility Agent of:

                  (i)      any Reportable Event;

                  (ii) the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

                  (iii) a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan which is reasonably likely to have a Material Adverse Effect.

(e) The Company and its ERISA Affiliates must be, and remain, in compliance in all respects with all laws and regulations relating to each of its Plans, where failure to do so is reasonably likely to have a Material Adverse Effect.

(f) Each of the Company and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets or which is reasonably likely to have a Material Adverse Effect.

19.35    Structure Memorandum

         If any significant reorganization steps are undertaken or any significant disposals or transfers occur the Company will promptly provide the Facility Agent with an updated Structure Memorandum reflecting such transactions.

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19.36    Funds Flow Statement

         The Company will make all payments in such amounts, at such times and in such a manner as provided for in the Funds Flow Statement.

19.37    [Reserved.]

19.38    High Yield Refinancing Securities

         (a) The Company agrees to use its best efforts to offer and sell High Yield Refinancing Securities to be issued in a Rule 144A or Regulation S offering or any other private placement or public offering, as the Arrangers may in their sole discretion determine after consultation with the Company, to refinance in whole or in part the Loans and Exchange Notes (the "High Yield Refinancing") and to consummate such High Yield Refinancing as promptly as practicable after the Effective Date (and, if unsuccessful, from time to time thereafter at the request of the Arrangers until the Maturity Date) in an amount sufficient to refinance no less than(pound)100,000,000 outstanding under the Bridge Finance Documents, at such times and on such terms and conditions (including interest rate, yield, redemption prices, ranking and dates) as the Arrangers may in their good faith judgment, after consultation with the Company, determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of the Company and as are customary for issuances of Sterling, euro or U.S. dollar denominated senior unsecured notes or debentures, as the case may be; provided, however, that the Company will not be required to issue High Yield Refinancing Securities bearing interest in excess of the maximum interest rate specified herein for Exchange Notes or paying cash interest in excess of the maximum cash pay interest rate specified herein for the Exchange Notes. Although High Yield Refinancing Securities will not be denominated in any currency other than Sterling without the Company's consent, the Company agrees to discuss in good faith with the Arrangers denomination in euro or U.S. dollars if the Arrangers recommend denominations in either or both such currencies after good faith efforts to market Sterling denominated High Yield Refinancing Securities.

         (b) The Company's best efforts to offer and sell the notes to refinance the Loans and Exchange Notes will include, at a minimum, but not be limited to, the following:

                  (i) no later than the Effective Date, the Company will deliver to the Arrangers an initial draft of an offering circular for the distribution of the High Yield Refinancing Securities meeting the prospectus requirements under Form F-1 under the Securities Act (other than with respect to financial statements);

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                  (ii)     no later than 14 days following the Effective Date,
                           the Company will deliver, in complete and final form, to the Arrangers all financial statements that would be required to be included in a registration statement on Form F-1 under the Securities Act;

                  (iii) no later than 30 days following the Effective Date, the Company will deliver to the Arrangers a completed offering circular, in form and substance reasonably satisfactory to the Arrangers, that would be suitable for use on a road show for the sale of the High Yield Refinancing Securities; and

                  (iv) upon delivery of such completed offering circular, the Company will cause its senior management to participate in a customary road show for the sale of the High Yield Refinancing Securities.

         It is understood and agreed that the aforesaid offering circular will, except as otherwise agreed to in writing by the Arrangers, contain all the information (financial or otherwise) that would be required to be included in a prospectus that complied with the requirements of Form F-1 under the Securities Act, in particular contain all financial statements (including audited financial statements and accompanying audit reports and related consents and unaudited financial statements, prepared in accordance with U.K. GAAP and reconciled to U.S. GAAP), and other financial information and other data that would be necessary in an offering of the High Yield Refinancing Securities registered under the Securities Act with respect to the Company.

         (c) The indenture for the High Yield Refinancing Securities shall be substantially in the form of the Exchange Note Indenture, modified as appropriate to be consistent with the terms and conditions of the High Yield Refinancing Securities, and in form and substance reasonably satisfactory to the Arrangers and the Company.

         (d) The Company shall enter into a purchase agreement and a registration rights agreement with the Arrangers and any other initial purchasers covering the High Yield Refinancing Securities substantially in the form of the Credit Suisse First Boston standard forms, or on more favorable terms, for purchase agreements and registration rights agreements for non-registered offerings, not later than the time of the pricing of the offering of the High Yield Refinancing Securities.

         (e) The Company agrees to use its best efforts to list the High Yield Refinancing Securities on the Luxembourg Stock Exchange prior to the closing of the High Yield Refinancing.

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19.39    [Reserved.]

19.40    Exchange Notes

         (a) As promptly as practicable after being requested to do so by the Facility Agent at any time after the Effective Date and in any event prior to the date that is the earlier of (i) the first Exchange Date hereunder and (ii) 90 days following the Effective Date, the Company agrees to select a trustee for the Exchange Notes that is reasonably acceptable to the Facility Agent and enter into the Exchange Note Indenture.

         (b) The Company agrees, on any Exchange Date, pursuant to the Exchange Note Indenture, to take all requisite action, together with the trustee under the Exchange Note Indenture, to record the Company's obligations to such Lender under the Exchange Note Indenture (including, as applicable, the issuance of an Exchange Note in the form of either Definitive Notes or the recording of such obligation through Euroclear or Clearstream Luxembourg as a beneficial ownership interest in one or more Global Notes (as such terms are defined in the Exchange Note Indenture)), and such Lender's Loans (including any accrued interest not required to be paid in cash) shall be deemed to have been repaid by the amount so exchanged and the Company's obligations under this Agreement with respect to such Loans shall be terminated. If following any Exchange, a Lender shall no longer have outstanding Loans, such Lender shall return its Loan Note (if any) to the Facility Agent for cancelation and return to the Company.

         (c)      The bank or trust company acting as trustee under the Exchange
                  Note Indenture shall at all times be a corporation organized and doing business under the laws of the United States of America or the State of New York, in good standing and having its principal offices in The Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or state authority and which has a combined capital and surplus of not less than (pound)50,000,000. The Exchange Note Indenture shall be in such a form that it can be qualified under the Trust Indenture Act of 1939.

         (d) If Exchange Notes are issued pursuant to the terms hereof, then the holders of such Exchange Notes shall have the registration rights set forth in the Exchange Note Indenture.

         (e) Prior to the first interest payment in respect of the Exchange Notes, the Company agrees to use its best efforts to list the Exchange Notes on the Luxembourg Stock Exchange or any other Recognized Stock Exchange.

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         (f)      In the event that the Company is neither subject to Section 13 or Section 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Company shall furnish to any holder of Exchange Notes and to prospective investors, upon the requests of such holders, any information required to be delivered pursuant to Rule 144A
                  (d)(4) under the Securities Act so long as any Exchange Notes are outstanding.

19.41    Use of Proceeds

         The Company agrees to use the net proceeds received by it from the Equity Offering and from the High Yield Refinancing to repay and redeem the Loans and the Exchange Notes in accordance with Clause 6 and the applicable provisions of the Exchange Note Indenture. Such repayment and redemption shall be made pro rata among the Lenders and holders of Exchange Notes on the basis of the aggregate amount of Loans and Exchange Notes held by each of them.

19.42    Intercompany Loans

         Subject to the Subordination Agreement, the Company agrees to enforce all its rights under the Subordinated Intercompany Loan to ensure that all amounts due thereunder are paid to it.

19.43    Rating of Loans

         As soon as practicable after the Effective Date, and thereafter for so long as any Loans or Exchange Notes are outstanding, the Company will use its best efforts to cause Moody's and S&P to assign a rating to the Loans and Exchange Notes.

19.44    Exchange Note Covenants

         (a) Prior to the Initial Bridge Maturity Date, the Company shall comply with the covenants specified in Clauses 17, 18 and 19 of this Agreement, and the covenants specified in Articles IV and V of the Exchange Note Indenture shall be inapplicable. Following the Initial Bridge Maturity Date, the covenants specified in Clauses 17.1 through 17.8, 18.1 through 18.7 and
                  19.1 through 19.36 shall no longer be applicable and the Company shall comply with the covenants specified in Sections 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11,
                  4.12, 4.13, 4.15, 4.16, 4.17, 4.18 and Article V of the
                  Exchange Note Indenture (in addition to complying with the covenants specified in Sections 4.02 and 4.14 of the Exchange
                  Note Indenture as provided in Clause 17.9). The provisions of this Clause 19.44 shall not affect any Default or Event of Default that exists on the Initial Bridge Maturity Date.





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         (b)      Following the Initial Bridge Maturity Date and for the purpose of determining compliance with the Exchange Note Indenture and this Agreement following the Initial Bridge Maturity Date, the Company shall be required to take account of all events from the Effective Date to the Initial Bridge Maturity Date (including, without limitation, Incurrences of Indebtedness and Liens and making of Restricted Payments and Investments, in each case as such terms are defined in the Description of the Exchange Notes), and any classifications or allocations required to be made at the time of such events in order to comply with such provisions, as though the Exchange Note Indenture contained such terms and covenants and had been in full force and effect from the Effective Date.

20.      DEFAULT

20.1     Events of Default

         (a) Each of the events set out in this Clause is an Event of Default.

         (b)      In this Clause:

         "Material Group Member " means a Material Subsidiary; and

         "Permitted Transaction" means:

                  (i) an intra-Group re-organization or voluntary winding-up of a Material Subsidiary on a solvent basis which is not reasonably likely to have a Material Adverse Effect;

                  (ii) Topco becoming the Holding Company of the Company pursuant to a scheme of arrangement; or

                  (iii)    any other transaction agreed by the Majority Lenders.

20.2     Non-payment

         The Company does not pay on the due date any amount payable by it under the Bridge Finance Documents in the manner required under the Bridge Finance Documents, unless the non-payment:

         (a)      is caused by technical or administrative error; and

         (b)      is remedied within five Business Days of the due date.





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20.3     Breach of other obligations

         (a) The Company does not comply with any term of any of Clauses 18, 19.5, 19.6, 19.26 or 19.27; or

         (b) The Company does not comply with any other term of the Bridge Finance Documents not already referred to in this Clause, unless the non-compliance:

                  (i)      is capable of remedy; and

                  (ii) is remedied within twenty one days of the earlier of the Facility Agent giving notice and the Company becoming aware of the non-compliance.

20.4     Misrepresentation

         A representation made or repeated by the Company in any Bridge Finance Document or in any document delivered by or on behalf of the Company under any Bridge Finance Document is incorrect in any material respect when made or deemed to be repeated.

20.5     Cross-default

         Any of the following occurs in respect of a member of the Group:

         (a) any amount payable in respect of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

         (b)      any of its Financial Indebtedness:

                  (i)      becomes prematurely due and payable;

                  (ii)     is placed on demand; or

                  (iii) is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

                           in each case, as a result of an event of default (howsoever described); or

         (c) any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

         unless the aggregate amount of Financial Indebtedness falling within paragraphs (a)-(c) above is less than (pound)5,000,000 or its equivalent.

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20.6     Insolvency

         Any of the following occurs in respect of a Material Group Member or the Company:

         (a) it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

         (b)      it admits its inability to pay its debts as they fall due;

         (c) it suspends making payments on any of its debts or announces an intention to do so;

         (d) by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

         (e) a moratorium is declared in respect of any of its indebtedness.

20.7     Insolvency proceedings

         (a) Except as provided below, any of the following occurs in respect of a Material Group Member or the Company:

                  (i) any step is taken with a view to a composition, assignment or similar arrangement with any of its creditors;

                  (ii) a meeting of it is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration or dissolution or any such resolution is passed;

                  (iii) any person presents a petition for its winding-up, administration or dissolution;

                  (iv) an order for its winding-up, administration or dissolution is made;

                  (v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

                  (vi) its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

                  (vii) any other analogous step or procedure is taken in any jurisdiction.

         (b)      Paragraph (a) does not apply to:





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                (i)     any step or procedure which is part of a Permitted
                        Transaction; or

                (ii) a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within twenty one days.

20.8     United States Bankruptcy Laws

         (a)    In this Subclause:

         "U.S. Bankruptcy Law" means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

         "U.S. Material Group Member" means any Material Group Member incorporated or organized under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

         (b)    Any of the following occurs in respect of a U.S. Material Group
                Member:

                (i) it makes a general assignment for the benefit of creditors;

                (ii) it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

                (iii) an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

20.9     Creditors' process

         Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member or the Company, having an aggregate value of at least (pound)5,000,000, and is not discharged within forty five days.

20.10    Cessation of business

         A Material Group Member ceases, or threatens to cease, to carry on business except:

         (a)    as part of a Permitted Transaction; or

         (b)    as a result of any disposal allowed under this Agreement.

20.11    [Reserved.]

20.12    Effectiveness of Transaction Documents

         (a)    Any Transaction Document ceases to be in full force and effect.





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         (b)   It is or becomes unlawful for the Company to perform any of its material obligations under the Transaction Documents to which it is a party.

         (c) Any Transaction Document is alleged by an Obligor to be ineffective for any reason.

         (d) An Obligor repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

20.13    Ownership of Material Group Members

         Any Material Group Member (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company, except:

         (a)   as part of a Permitted Transaction; or

         (b)   as a result of any disposal allowed under this Agreement;


         or, to the extent any Material Group Member is not a wholly-owned Subsidiary of the Company as at the date of this Agreement, such Material Group Member does not remain owned by its holding company as to at least the same percentage of its share capital as was held at the date of this Agreement, except as permitted under paragraph (a) or (b) above.

20.14    Priority Deed and Subordination Agreement

         (a)   (i)   Any member of the Group fails to comply with any of its
                     obligations under the Subordination Agreement; or

               (ii) a representation or warranty given by that party in the Subordination Agreement is incorrect in any material respect,

         and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within fourteen days of the earlier of the Facility Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation; or

         (b) any other event occurs which is reasonably likely to have a material adverse effect on the rights of the Finance Parties under the Subordination Agreement.

20.15    Material adverse change

         Any event or series of events occurs which, in the reasonable opinion of the Majority Lenders, is reasonably likely to have a Material Adverse Effect.

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20.16    Audit qualification

         The Auditors qualify their report on any audited consolidated accounts of the Company in a manner which is reasonably likely to have a Material Adverse Effect.

20.17    Senior Facilities Default

         Any Event of Default (as defined in the Senior Credit Facilities) occurs under the Senior Credit Facilities.

20.18    Acceleration

         If an Event of Default is outstanding, the Facility Agent may, by notice to the Company:

         (a)    cancel the Total Commitments; and/or

         (b) declare that all or part of any amounts outstanding under the Bridge Finance Documents are:

                (i)    immediately due and payable; and/or

                (ii) payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

         Any notice given under this Subclause will take effect in accordance with its terms.

20.19    Exchange Note Events of Default

         Following the Initial Bridge Maturity Date, the defaults and remedies set forth in this Clause 20 shall be deemed, without notice to or the consent of any holder or beneficial owner of Bridge Loans or Exchange Notes, to have been replaced (without any further action necessary by the parties hereto) by the defaults and remedies contained in Article VI of the Exchange Note Indenture. The provisions of this Clause 20.19 shall not affect any Default or Event of Default that exists on the Initial Bridge Maturity Date.

21.      ADMINISTRATIVE PARTIES

21.1     Appointment and duties of the Facility Agent

         (a) Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Bridge Finance Documents.

         (b)    Each Finance Party irrevocably authorizes the Facility Agent to:

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                 (i)    perform the duties and to exercise the rights, powers
                        and discretions that are specifically given to it under the Bridge Finance Documents, together with any other incidental rights, powers and discretions; and

                 (ii) execute each Bridge Finance Document expressed to be executed by the Facility Agent.

         (c) The Facility Agent has only those duties which are expressly specified in the Bridge Finance Documents. Those duties are solely of a mechanical and administrative nature.

21.2     Role of the Arrangers

         Except as specifically provided in the Bridge Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Bridge Finance Document.

21.3     No fiduciary duties

         Except as specifically provided in a Bridge Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

21.4     Individual position of an Administrative Party

         (a) If it is also a Lender, each Administrative Party has the same rights and powers under the Bridge Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

         (b)      Each Administrative Party may:

                  (i) carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing); and

                  (ii) retain any profits or remuneration it receives under the Bridge Finance Documents or in relation to any other business it carries on with the Company or its related entities.

21.5     Reliance

         The Facility Agent may:

         (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;




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         (b)      rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

         (c) engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

         (d) act under the Bridge Finance Documents through its personnel and agents.

21.6     Majority Lenders' instructions

         (a) The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Bridge Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

         (b) The Facility Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Bridge Finance Document.

         (c) The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

21.7     Responsibility

         (a) No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

                  (i)      any Bridge Finance Document or any other document; or

                  (ii) any statement or information (whether written or oral) made in or supplied in connection with any Bridge Finance Document.

         (b) Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Bridge Finance Document, each Lender confirms that it:

                  (i) has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Bridge Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

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               (ii) has not relied exclusively on any information provided to it by any Administrative Party in connection with any Bridge Finance Document.

21.8     Exclusion of liability

         (a) The Facility Agent is not liable to any other Finance Party for any action taken or not taken by it in connection with any Bridge Finance Document, unless directly caused by its gross negligence or wilful misconduct.

         (b) No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Bridge Finance Document.

21.9     Default

         (a) The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

         (b)   If the Facility Agent:

               (i) receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

               (ii) is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

         it must promptly notify the Lenders.

21.10    Information

         (a) The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

         (b) Except where a Bridge Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

         (c)   Except as provided above, the Facility Agent has no duty:

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                  (i)    either initially or on a continuing basis to provide
                         any Lender with any credit or other information concerning the risks arising under or in connection with the Bridge Finance Documents (including any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

                  (ii) unless specifically requested to do so by a Lender in accordance with a Bridge Finance Document, to request any certificate or other document from the Company.

         (d) In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

         (e) The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required to any term of the Bridge Finance Documents.

         (f) The Company irrevocably authorizes the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

21.11    Indemnities

         (a) Without limiting the liability of the Company under the Bridge Finance Documents, each Lender must indemnify the Facility Agent for that Lender's Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent's gross negligence or wilful misconduct.

         (b) The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Bridge Finance Document but unpaid.

21.12    Compliance

         The Facility Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

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21.13    Resignation of the Facility Agent

         (a) The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

         (b) Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

         (c)   If no successor Facility Agent has been appointed under paragraph
               (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

         (d) The person(s) appointing a successor Facility Agent must consult with the Company prior to the appointment. Any successor Facility Agent must have an office in the U.K.

         (e) The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term "Facility Agent" will mean the successor Facility Agent.

         (f) The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Bridge Finance Documents.

         (g) Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Bridge Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Bridge Finance Document.

         (h) The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

21.14    Relationship with Lenders

         (a) The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s)

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               until it has received not less than five Business Days' prior notice from that Lender to the contrary.

         (b) The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

         (c) The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

21.15    Facility Agent's management time

         If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Bridge Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Bridge Finance Documents.

21.16    Notice period

         Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

22.      EVIDENCE AND CALCULATIONS

22.1     Accounts

         Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2     Certificates and determinations

         Any certification or determination by a Finance Party of a rate or amount under the Bridge Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3     Calculations

         Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

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23.      FEES

23.1     Commitment fee

         The Company must pay to the Original Lenders for their own account a commitment fee in the manner agreed in the Fee Letter.

23.2     Facility Agent's fee

         The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter.

23.3     Takedown fee

         If and to the extent the Initial Loans are made, the Company must pay a takedown fee in the manner agreed in the Fee Letter.

23.4     Exchange Fee

         If and to the extent the Loans are exchanged for Exchange Notes, the Company must pay an exchange fee in the manner agreed in the Fee Letter.

24.      INDEMNITIES AND BREAK COSTS

24.1     Currency indemnity

         (a) The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

               (i) that Finance Party receiving an amount in respect of the Company's liability under the Bridge Finance Documents; or

               (ii) that liability being converted into a claim, proof, judgment or order,

         in a currency other than the currency in which the amount is expressed to be payable under the relevant Bridge Finance Document.

         (b) Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Bridge Finance Documents in a currency other than that in which it is expressed to be payable.

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24.2     Environmental indemnity

         The Company agrees to indemnify each Finance Party and their respective officers, employees, agents and delegates (each an "Indemnified Party") against any direct loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by its own negligence or wilful default) which:

         (a) arises by virtue of any actual or alleged breach of any Environmental Law (whether by the Company, an Indemnified Party or any other person); or

         (b)   arises in connection with an Environmental Claim,


         which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or in each case any member of the Group) and which would not have arisen if the Bridge Finance Documents or any of them had not been executed by that Finance Party.

24.3     Other indemnities

         (a) The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

               (i)   the occurrence of any Event of Default;

               (ii) any failure by the Company to pay any amount due under a Bridge Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

               (iii) (other than by reason of negligence or default by that
                     Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

               (iv) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

         The Company's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilized to fund any amount payable under any Bridge Finance Document, any amount repaid or prepaid or any Loan.

         (b) The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

               (i) investigating any event which the Facility Agent reasonably believes to be a Default; or




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               (ii) acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorized.

24.4     Break Costs

         (a)   The Company must pay to each Lender its Break Costs.

         (b) Break Costs are the amount (if any) determined by the relevant Lender by which:

               (i) the interest (excluding the Applicable Spread) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the current Interest Period for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;

         exceeds

               (ii) the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt and ending on the last day of the relevant Interest Period.

         (c) Each Lender must supply to the Facility Agent for the relevant Company details of the amount of any Break Costs claimed by it under this Subclause.

25.      EXPENSES

25.1     Initial costs

         The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Bridge Finance Documents.

25.2     Subsequent costs

         The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

         (a) the negotiation, preparation, printing and execution of any Bridge Finance Document (other than a Transfer Certificate) executed after the date of this Agreement;





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         (b)   any amendment, waiver or consent requested by or on behalf of the
               Company or specifically allowed by this Agreement; and

         (c) any other matter not of an ordinary administrative nature arising out of or in connection with any Bridge Finance Document.

25.3     Enforcement costs

         The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Bridge Finance Document.

26.      AMENDMENTS AND WAIVERS

26.1     Procedure

         (a) Except as provided in this Clause, any term of the Bridge Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

         (b) The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

26.2     Exceptions

         (a)   An amendment or waiver which relates to:

               (i)    the definition of "Majority Lenders" in Clause 1.1;

               (ii) an extension of the date of payment of any amount to a Lender under the Bridge Finance Documents;

               (iii) a reduction in the Applicable Spread or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Bridge Finance Documents;

               (iv)   an increase in, or an extension of, a Commitment;

               (v)    a release of the Company;

               (vi) a term of a Bridge Finance Document which expressly requires the consent of each Lender;




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               (vii)   the right of a Lender to assign or transfer its rights or
                       obligations under the Bridge Finance Documents;

               (viii) the ranking or subordination provided for in the Subordination Agreement; or

               (ix)    this Clause,

         may only be made with the consent of all the Lenders.

         (b) An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

26.3     Change of currency

         If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognized at the same time as the lawful currency of a country), the Bridge Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

26.4     Waivers and remedies cumulative

         The rights of each Finance Party under the Bridge Finance Documents:

         (a)   may be exercised as often as necessary;

         (b) are cumulative and not exclusive of its rights under the general law; and

         (c)   may be waived only in writing and specifically.


         Delay in exercising or non-exercise of any right is not a waiver of that right.

27.      CHANGES TO THE PARTIES

27.1     Assignments and transfers by Obligors

         The Company may not assign or transfer any of its rights and obligations under the Bridge Finance Documents without the prior consent of all the Lenders.

27.2     Assignments and transfers by Lenders


         (a) A Lender (the "Existing Lender") may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any

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              other person (the "New Lender"). The Facility Agent, as agent for the Company, shall maintain a book-entry registration transfer system (the "Register") for the purpose of all transfers made pursuant to Clause 27.2 or Clause 27.3.

          (b) A transfer of obligations will be effective only if either:

              (i) the obligations are novated in accordance with the following provisions of this Clause; or

              (ii) the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

          (c) Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of (pound)1,000.

          (d) Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

          (e) Notwithstanding any other provision of this Agreement, the transfer of all or any part of the rights and/or obligations under the Bridge Finance Documents shall not be effective until such transfer is recorded on the Register and prior to such recordation all amounts owing to the Existing Lender with respect to such rights and/or obligations shall remain owing to the Existing Lender. The registration of the assignment, novation or transfer of all or any part of rights and/or obligations under the Bridge Finance Documents shall be recorded by the Facility Agent on the Register only upon the acceptance by the Facility Agent of a properly executed and delivered Transfer Certificate pursuant to Clause 27.3 or the satisfaction of the requirements of Clause 27.2(b)(ii) (at which time the Facility Agent shall be required to register the relevant transfer on the Register).

27.3      Procedure for transfer by way of novations

          (a) In this Subclause:

          "Transfer Date" means, for a Transfer Certificate, the later of:

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                (i)  the proposed Transfer Date specified in that Transfer
                     Certificate; and

                (ii) the date on which the Facility Agent executes that Transfer
                     Certificate.

        (b)     A novation is effected if:


                (i) the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

                (ii) the Facility Agent executes it.

         The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

        (c) Each Party (other than the Existing Lender and the New Lender) irrevocably authorizes the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

        (d)     On the Transfer Date:

                (i) the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

                (ii) the Existing Lender will be released from those obligations and cease to have those rights.

 27.4    Limitation of responsibility of Existing Lender

        (a) Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

                (i)  any Bridge Finance Document or any other document; or

                (ii) any statement or information (whether written or oral) made in or supplied in connection with any Bridge Finance Document,

         and any representations or warranties implied by law are excluded.

        (b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:


                (i) has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Bridge


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                  Finance Documents (including the financial condition and
                  affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

             (ii) has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Bridge
                  Finance Document.

        (c) Nothing in any Bridge Finance Document requires an Existing Lender to:

             (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

             (ii) support any losses incurred by the New Lender reason of the non-performance by the Company of its obligations under any Bridge Finance Document or otherwise.

27.5    Costs resulting from change of Lender or Facility Office

        If:

        (a) a Lender assigns or transfers any of its rights and obligations under the Bridge Finance Documents or changes its Facility Office; and

        (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

        then, the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.6    Changes to the Reference Banks

        If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.     DISCLOSURE OF INFORMATION

        (a) Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Bridge Finance Documents. However, a Finance Party is entitled to disclose information:

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                                       108

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         (i)   which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

         (ii)  in connection with any legal or arbitration proceedings;

         (iii) if required to do so under any law or regulation;

         (iv) to a governmental, banking, taxation or other regulatory authority with whose directions it is accustomed to comply;

         (v)   to its professional advisers;

         (vi)  to the extent allowed under paragraph (b) below; or

         (vii) with the agreement of the Company.

    (b) A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a "participant"):

         (i)   a copy of any Bridge Finance Document; and

         (ii) any information which that Finance Party has acquired under or in connection with any Bridge Finance Document.

    However, before a participant may receive any confidential information, it must agree with the relevant Finance Party on behalf of the Company to keep that information confidential on the terms of paragraph (a) above.

    (c) This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

29. SET-OFF

    A Finance Party may set off any matured obligation owed to it by the Company under the Bridge Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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                                       109

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30.      PRO RATA SHARING

30.1     Redistribution

         If any amount owing by the Company under this Agreement to a Lender (the "recovering Lender") is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a "recovery"), then:

         (a) the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

         (b) the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

         (c) the recovering Lender must pay to the Facility Agent an amount equal to the excess (the "redistribution").

30.2     Effect of redistribution

         (a) The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Lenders accordingly.

         (b)     When the Facility Agent makes a distribution under paragraph
                 (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

         (c) If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the Company will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

         (d)     If:

                 (i) a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

                 (ii) the recovering Lender has paid a redistribution in
                      relation to that recovery,

         each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

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                                       110

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30.3     Exceptions

         Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

         (a) it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

         (b) it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

             (i) the recovering Lender notified the Facility Agent of those proceedings; and


             (ii) the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

31.      SEVERABILITY

         If a term of a Bridge Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

         (a) the legality, alidity or enforceability in that jurisdiction of any other term of the Bridge Finance Documents; or

         (b) the legality, validity or enforceability in other jurisdictions of that or any other term of the Bridge Finance Documents.

32.      COUNTERPARTS

         Each Bridge Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Bridge Finance Document.

33.      NOTICES

33.1     In writing

         (a) Any communication in connection with a Bridge Finance Document must be in writing and, unless otherwise stated, may be given in person, by


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            post, telex, fax or any electronic communication approved by the
            Facility Agent.

        (b) For the purpose of the Bridge Finance Documents, an electronic communication will be treated as being in writing.

        (c) Unless it is agreed to the contrary, any consent or agreement required under a Bridge Finance Document must be given in writing.

33.2    Contact details

        (a) Except as provided below, the contact details of each Party for all communications in connection with the Bridge Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

        (b) The contact details of the Company for this purpose are:


        Address:           Washington House
                           40-41 Conduit Street
                           London W1S 2YQ

        Fax number:        020 7304 6001
        Attention:         Mark Hampton

        (c) The contact details of the Facility Agent for this purpose are:

        Address:           One Cabot Square
                           London  E14 4QJ

        Fax number:        020 7888 8398
        Attention:         Loan Agency

        (d) Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

        (e) Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

33.3    Effectiveness

        (a) Except as provided below, any communication in connection with a Bridge Finance Document will be deemed to be given as follows:

            (i)   if delivered in person, at the time of delivery;




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            (ii)  if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

            (iii) if by telex, when dispatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice;

            (iv)  if by fax, when received in legible form; and

            (v)   by e-mail or any other electronic communication, on receipt.

        (b) A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

        (c) A communication to the Facility Agent will only be effective on actual receipt by it.

34.     LANGUAGE

        (a) Any notice given in connection with a Bridge Finance Document must be in English.

        (b) Any other document provided in connection with a Bridge Finance Document must be:

            (i)   in English; or

            (ii) (unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

35.     GOVERNING LAW

        THIS AGREEMENT IS GOVERNED BY NEW YORK LAW, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

36.     ENFORCEMENT

36.1    Jurisdiction

        (a) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court

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            or Federal court of the United States of America sitting in The
            Borough of Manhattan, The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Facility Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Bridge Finance Documents against the Company or its properties in the courts of any jurisdiction. The Company has appointed Shack Siegel Katz Flaherty & Goodman P.C., with offices on the date hereof at 530 Fifth Avenue, New York, New York 10036,
            Attention: Pamela E. Flaherty, as its authorized agent (the "Authorized Agent"), upon whom service of process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the Financing Documents which may be instituted in any such court. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such Party is or may be subject, by suit upon judgment.

        (b) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Bridge Finance Documents in any New York State or Federal court. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

36.2    Service of process

        (a) The Company irrevocably appoints Shack Siegel Katz Flaherty & Goodman P.C. of 530 Fifth Avenue, New York, NY 10036, Attention:




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            Pamela E. Flaherty, as its agent for service of process in any proceedings before any New York State courts.

        (b) If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

        (c) The Company agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

        (d) This Clause does not affect any other method of service allowed by law.

36.3    Waiver of immunity

        The Company irrevocably and unconditionally:

        (a) agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Bridge Finance Document and to ensure that no such claim is made on its behalf;

        (b) consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

        waives all rights of immunity in respect of it or its assets.

36.4    Waiver of trial by jury

        EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        This Agreement has been entered into on the date stated at the beginning of this Agreement.

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                                   SIGNATORIES

Company

ENODIS PLC

By: /s/ Andrew Allner

By: /s/ David McCulloch



Arrangers

CREDIT SUISSE FIRST BOSTON

By: /s/ Emma Balaam

    /s/ Paolo Pascarelli


THE ROYAL BANK OF SCOTLAND plc

By: /s/ M.I. Porter



Original Lenders

CREDIT SUISSE FIRST BOSTON

By: /s/ Emma Balaam

    /s/ Paolo Pascarelli


THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Douglas Iain Kerr








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Facility Agent

CREDIT SUISSE FIRST BOSTON

By: /s/ Emma Balaam

    /s/ Paolo Pascarelli